UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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ReSearch Pharmaceutical Services, Inc.

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RESEARCH PHARMACEUTICAL SERVICES, INC.
520 Virginia Drive
Fort Washington, PA 19034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 20, 2008

TIME		9 a.m., local time, on August 20, 2008.

PLACE		Our headquarters, 520 Virginia Drive, Fort Washington, Pennsylvania, 19034.

ITEMS OF BUSINESS	(1)	To elect three Class I directors to our Board of Directors for a term expiring at the third annual meeting following their election.

	(2)	To approve cancelling the admission of our common stock and warrants from trading on the Alternative Investment Market of the London Stock Exchange (“AIM”) on September 1, 2008, or an alternative date (if any), not later than December 31, 2008, as determined by the Board of Directors.

	(3)	To approve an amendment to our second amended and restated certificate of incorporation to effect a reverse stock split at a ratio determined by our Board of Directors.

	(4)	To approve the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan.

	(5)	To ratify the appointment of Ernst & Young, LLP as our independent auditor for 2008.

	(6)	To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

RECORD DATE		Our Board of Directors has fixed the close of business on July 25, 2008 as the record date for the Annual Meeting. All stockholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual Meeting or any adjournments thereof.

IMPORTANT		It is important that your shares be voted at the Annual Meeting. Please MARK, SIGN, DATE, and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Annual Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the Proxy Statement.

By Order of the Board of Directors

STEVEN BELL
Corporate Secretary

August 1, 2008

RESEARCH PHARMACEUTICAL SERVICES, INC.
520 Virginia Drive
Fort Washington, PA 19034
www.rpsweb.com

PROXY STATEMENT

August 1, 2008

The Annual Meeting of Stockholders of ReSearch Pharmaceutical Services, Inc. (“RPS”) will be held at our headquarters, 520 Virginia Drive, Fort Washington, Pennsylvania 19034, at 9 a.m., local time, on August 20, 2008. We are mailing this Proxy Statement on or about August 1, 2008 to each holder of our issued and outstanding common stock entitled to vote at the Annual Meeting in order to furnish information relating to the business to be transacted at the Annual Meeting. We are also mailing this Proxy Statement on or about August 1, 2008 to each holder of our issued and outstanding warrants to acquire common stock as of the Record Date (as defined below) in order to furnish information relating to the business to be transacted at the Annual Meeting specifically as it relates solely to Proposal Two-W. We have mailed our Annual Report for the fiscal year ended December 31, 2007 prior to mailing this Proxy Statement.

Our Board of Directors has fixed the close of business on July 25, 2008 as the record date (“Record Date”) for the Annual Meeting. All stockholders of record at that time are entitled to notice of and are entitled to vote on all proposals in person or by proxy at the Annual Meeting and any adjournment thereof. All warrant holders of record on the Record Date are entitled to notice of and are entitled to vote in person or by proxy only on Proposal Two-W at the Annual Meeting and any adjournment thereof. On the Record Date, 32,547,406 shares of our common stock were outstanding, and 1,357,179 warrants were outstanding.

VOTING AND REVOCABILITY OF PROXIES

It is important that your shares (and warrants, if applicable) be voted at the Annual Meeting. Please MARK, SIGN, DATE, and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Annual Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described below. The envelope is addressed to our registrar and requires no postage. If you receive more than one proxy card — because you have multiple accounts — you should sign and return all proxy cards received to be sure all of your shares are voted.

On each matter voted on at the Annual Meeting and any adjournment thereof, each record holder of common stock will be entitled to one vote per share. Each record holder of warrants will be entitled to one vote per share underlying their warrants solely on Proposal Two-W at the Annual Meeting and any adjournment thereof.

The required quorum for the Annual Meeting consists of one or more stockholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual Meeting. Our directors who are nominees for election at this Annual Meeting are elected by a plurality of the votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote. Approval of Proposal Two requires (i) at least 75% of the votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote (the “AIM Vote”) and (ii) the vote of a majority in voting power of the common stock of RPS entitled to vote thereon and present in person or by proxy (the “Bylaw Vote”). Approval of Proposal Two-W requires at least 75% of the votes cast by the warrant holders present in person or by proxy at the Annual Meeting and entitled to vote. Approval of Proposal Three requires a majority of the outstanding voting power of the common stock of RPS entitled to vote thereon. Approval of proposals Four and Five requires the affirmative vote of a majority of the voting power of the common stock of RPS entitled to vote thereon and present in person or by proxy at the Annual Meeting.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count in determining whether a quorum is present. Abstentions will have no effect on Proposal One. Proxies marked with “Abstain” on Proposal Two will have no effect on the AIM Vote but will have the effect of a vote against the Bylaw Vote. Proxies marked by warrant holders with “Abstain” on Proposal Two-W will have no effect on the AIM Vote. Proxies marked with “Abstain” on Proposals Three, Four, and Five will be treated as votes against those three proposals.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present. However, broker non-votes will have no effect on Proposal One or on the AIM Vote of Proposal Two. Broker non-votes will be treated as votes against the Bylaw Vote of Proposal Two, will have no effect on Proposal Two-W, and will have the effect of a vote against Proposals Three, Four, and Five.

Votes by warrant holders will have no effect on Proposals One, Two, Three, Four, or Five.

You may vote your shares (or warrants, as applicable) at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows:

•	“FOR” Proposal One — the election of all nominees for Class I Director for a three-year term.

•	“FOR” Proposal Two — the approval of our stockholders to cancel the admission of our common stock from trading on AIM on September 1, 2008 or at a time no later than December 31, 2008, the specific time, if any, to be determined by our Board of Directors.

•	“FOR” Proposal Two-W — the approval of our warrant holders to cancel the admission of our warrants from trading on AIM on September 1, 2008 or at a time no later than December 31, 2008, the specific time, if any, to be determined by our Board of Directors.

•	“FOR” Proposal Three — the approval of an amendment to our certificate of incorporation to effect a reverse stock split within a ratio to be determined by the Board of Directors.

•	“FOR” Proposal Four — the approval of the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan.

•	“FOR” Proposal Five — the ratification of the appointment of Ernst & Young, LLP as our independent auditor for 2008.

If any other business is brought before the Annual Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by (1) filing with our Corporate Secretary an instrument revoking it or a duly executed proxy bearing a later date, or (2) by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to stockholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

BACKGROUND

Our predecessor, ReSearch Pharmaceutical Services, Inc., a Pennsylvania corporation (“Old RPS”), was incorporated in Pennsylvania in 1994. Old RPS merged into a wholly-owned subsidiary of Cross Shore Acquisition Corporation, a Delaware corporation which was a special purpose acquisition company formed to acquire another business (“Cross Shore”) on August 30, 2007, which we refer to as the “Merger” throughout this Proxy Statement. Cross Shore’s common stock and warrants were admitted to trading on the Alternative Investment Market of the London Stock Exchange (“AIM”). As a result of the Merger, Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc., and our common stock and warrants were admitted to trading on AIM as of August 31, 2007.

Unless the terms defined above are used, the words “RPS,” “we,” “company,” “us,” and “our” refer to ReSearch Pharmaceutical Services, Inc. and its subsidiaries following the Merger.

PROPOSAL ONE — ELECTION OF OUR DIRECTORS

Our amended and restated certificate of incorporation provides that the size of our Board of Directors shall consist of not less than one nor more than eleven directors. Our Board of Directors is divided into three classes, designated Class I, Class II and Class III, with the members of each class serving for staggered three-year terms. Each class consists of one-third of the total number of directors constituting the entire Board of Directors.

Messrs. Armstrong, Macdonald, and Stonefield are each Class I Directors who are nominees for reelection at the Annual Meeting. If elected, Messrs. Armstrong, Macdonald, and Stonefield will serve until our 2011 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Class II Directors will be eligible for reelection at our 2009 annual meeting of stockholders. The Class III Directors will be eligible for reelection at our 2010 annual meeting of stockholders. Assuming a quorum is established at the Annual Meeting, directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and that are entitled to vote for the election of directors.

The following table presents information concerning the three nominees for the office of Class I Director and the six directors who will continue in office after our Annual Meeting, including their ages, positions with our company, and the Class of which they are a member.

Name	Age	Position	Class

Thomas R. Armstrong	63	Director	Class I
James R. Macdonald	51	Director	Class I
Stephen E. Stonefield	59	Director	Class I
Jack H. Dean	66	Director	Class II
Warren W. Myers	46	Director	Class II
Daniel Raynor	48	Director	Class II
Harris Koffer	54	President, Chief Operating Officer, and Director	Class III
Daniel M. Perlman	51	Chairman of the Board of Directors and Chief Executive Officer	Class III
Peter M. Yu	46	Director	Class III

Nominees for Election at this Annual Meeting (Class I)

Set forth below is biographical information concerning the persons nominated for election as Class I Directors:

Thomas R. Armstrong began serving as a director of RPS in 2008 and is a co-founder and Partner at Cartesian Capital Group, LLC, a global private equity firm with more than $1 billion under management. Mr. Armstrong served as Senior Advisor to AIG Capital Partners, Inc., a global private equity firm with $4.5 billion under management, from 1999-2005, playing an active role in a number of the firm’s investments. Mr. Armstrong was co-founder of Advent International, a global private equity firm, where he served as Executive Vice President and Chief Operating Officer from 1984 to 1998. During that period, Mr. Armstrong served on the firm’s Investment Committee and assisted in the formation and operation of 26 affiliated private equity firms around the world. Mr. Armstrong has also served as Vice President, International of The Allen Group, a NYSE-listed manufacturer of capital equipment, automotive parts, and consumer products. Mr. Armstrong is also co-founder and former Chief Operating Officer of Thrasos, Inc., a pharmaceutical development firm using combinatorial and computational chemistry technology to validate early stage biological targets and accelerate the development of new therapeutic agents. Mr. Armstrong holds engineering degrees from Princeton University and Cornell University, and an MBA from Harvard Business School.

James R. Macdonald began serving as a director of Old RPS in 2001 and has continued to serve as a director following the Merger in August 2007. Mr. Macdonald is a Managing Director of First Analysis Corporation, an investment research and private equity management company. Mr. Macdonald joined First Analysis in 1997. Prior to that, he was employed by Nalco Chemical Company from 1983 to 1997. Mr. Macdonald is on the boards of several other private companies as part of his investment role with First Analysis. Mr. Macdonald graduated with a BS in Civil Engineering from Cornell University and an MBA from Harvard Business School.

Stephen E. Stonefield was a director of Cross Shore since 2006 and is now a director of RPS. Mr. Stonefield has also served as Executive Chairman of Precise Asset Management Pte. Ltd. since 2004. In 2003, Mr. Stonefield retired after three decades of senior positions in investment banking, largely in Asia, most recently as Chairman, Pacific Region, of Credit Suisse First Boston (“CSFB”), and former Vice-Chairman and member of the Executive Board of CSFB. Prior to joining CSFB, Mr. Stonefield was a Managing Director at Smith Barney in New York, where he was head of Equity Capital Markets and Financing Services and a member of the Firm’s Steering Committee. Prior to that, he was a Managing Director at Morgan Stanley in Tokyo and New York. He began his career in finance at Continental Illinois Ltd. Mr. Stonefield has also served as a member of the Economic Review Committee for financial services in Singapore, the Securities Industry Council of Singapore, and as a member of the International Advisory Board Kuala Lumpur Stock Exchange in Malaysia. Mr. Stonefield graduated summa cum laude from Dartmouth College and has an M.A. from Harvard University.

Directors with Terms Expiring in 2009 (Class II)

Jack H. Dean began serving as a director of RPS in 2008. Dr. Dean retired in January 2006 as the President of U.S. Science and Medical Affairs for Sanofi-Aventis and as the Global Director of Preclinical Development for Sanofi-Aventis, SA and began serving as a director of RPS in 2008. In addition to his roles at Sanofi, during his 18 year tenure at Sanofi legacy companies, Dr. Dean was the Director of the Department of Toxicology and Vice President, Drug Safety Assessment, for Sterling Winthrop, Director of the Sterling Winthrop Pharmaceuticals Research Center, and Executive Vice President, Development for Sterling Winthrop. From 1982 to 1988, Dr. Dean was the head of the Department of Cellular and Molecular Toxicology at the Chemical Industry Institute of Toxicology, and was the head of the Immunotoxicology Section of National Institute of Environmental Health Services and National Toxicology Program at the National Institutes of Health. Dr. Dean is currently a director of Drug Development Advisors, LLC, his drug development and drug safety consulting business, and a research professor in the departments of Pharmacology and Toxicology at the College of Medicine at the University of Arizona. Dr. Dean holds a B.S. in microbiology and a M.S. in medical microbiology from California State University, Long Beach, and a Ph.D. in molecular biology, with a minor in biochemistry, from the University of Arizona Health Sciences Center in Tucson, Arizona. Dr. Dean is a Chevalier in the Ordre national de la Légion d’honneur.

Warren W. Myers began serving as a director of RPS in 2008. Mr. Myers presently serves as a consultant to the bio-pharmaceutical industry, and most recently was the Executive Director, Strategic Sourcing and Procurement at Amgen Inc. serving Amgen’s Research and Development organization. Mr. Myers joined Amgen in 1997 and left to start a consulting business in late 2007. Prior to his time with Amgen, Mr. Myers was Associate Director, Medical Research with Bayer Pharmaceuticals. Mr. Myers joined Bayer in 1991. Warren holds a B.A. in Biology from the University of California, Santa Barbara, and an M.S. in Technology Management from Pepperdine University.

Daniel Raynor began serving as a director of Old RPS in 2001 and has continued to serve as a director following the Merger. He is a managing partner of The Argentum Group, a private equity firm, a position he has held since co-founding the firm in 1987. Mr. Raynor also serves as a director of NuCO2, Inc., a Florida based distributor of bulk carbon dioxide products and services for the U.S. food service and hospitality industry, and Comforce, Inc., a New York based provider of provider of staffing, consulting, and outsourcing solutions. Mr. Raynor also serves as a director of several private companies in which Argentum’s managed funds have an equity interest. He received a B.S. in economics from The Wharton School, University of Pennsylvania.

Directors with Terms Expiring in 2010 (Class III)

Harris Koffer joined Old RPS in July 2006 as President, Chief Operating Officer and a director, and has remained RPS’ President, Chief Operating Officer and a director following the Merger. Prior to joining Old RPS, from December 2005 to June 2006, Dr. Koffer served as Corporate Executive Vice President and President, Cardiac Safety Services, for Medifacts International. Dr. Koffer resigned from all positions he held at Medifacts International in June 2006. On January 28, 2007, Medifacts International filed for Chapter 11 bankruptcy protection. Dr. Koffer also served as Vice President, Clinical Trials and Pharmaceutical Business Development, for Quest Diagnostics from 2000 to 2005, and served in various positions at Covance Inc. and its predecessor companies from 1981 to 2000, including as Vice President and General Manager of Covance Clinical Services and President of Covance Periapproval Services from 1998 to 2000. Dr. Koffer has served as Adjunct Assistant Professor of

Pharmacy in Medicine at the University of Pennsylvania School of Medicine and Clinical Associate Professor of Pharmacy at the Philadelphia College of Pharmacy and Science. Dr. Koffer has published and presented numerous papers in the fields of cardiovascular clinical pharmacology and pharmacoeconomics. He earned both a bachelor of science in pharmacy and a doctor of pharmacy degree from the Philadelphia College of Pharmacy and Science and completed a Fellowship in Clinical Pharmacology at Thomas Jefferson University Hospital in Philadelphia.

Daniel M. Perlman joined Old RPS’ predecessor company, ReSearch Pharmaceutical Search, Inc. in 1998 as President and became Chief Executive Officer and Chairman of the Board of Directors of Old RPS in 2001. He was the Chief Executive Officer of Old RPS prior to the Merger and has remained Chief Executive Officer and Chairman of the Board of Directors following the Merger. Prior to joining Old RPS, Mr. Perlman served as Vice President — Operating Specialties, at Kforce Inc., where he started the contract staffing divisions in the pharmaceutical, healthcare, engineering, legal and scientific industries. From 1990 to 1993, Mr. Perlman served as Managing Director of a local division of CDI Corporation, where he specialized in pharmaceutical outsourcing. Prior to that, Mr. Perlman worked at a private label division of Goodyear where he last served as Vice President — Sales and Marketing, Private Label Division. From 1985 until 1990, Mr. Perlman was President of TKA, a tire company in eastern Pennsylvania. He graduated from The Haverford School and The Wharton School, University of Pennsylvania.

Peter M. Yu began serving as a director of RPS in 2008. Mr. Yu is a Founder and Managing Partner of Cartesian Capital Group, a global private equity firm with more than $1 billion under management. Prior to founding Cartesian, Mr. Yu founded and served as President and Chief Executive Officer of AIG Capital Partners (“AIGCP”), a global private equity firm with $4.5 billion under management. Prior to founding AIGCP, Mr. Yu served as Director to the National Economic Council in the White House under President Bill Clinton. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk to Justice John Paul Stevens on the United States Supreme Court. Mr. Yu received his B.A. from the Woodrow Wilson School at Princeton University.

Board and Board Committee Information

Meetings, Independence Requirements, Board Composition, and Election of Directors

Our Board of Directors held four meetings in 2007 and took actions by unanimous written consent as needed. Each director attended at least 75% of all Board of Directors and applicable committee meetings. On December 6, 2007, Messrs. Dennis Smith and Edward Yang resigned as members of our Board of Directors. On May 12, 2008, Messrs. Warren Myers, Thomas Armstrong, Peter Yu, and Dr. Jack Dean were appointed to our Board of Directors.

Our Board of Directors consists of nine members. All directors serve for staggered three-year terms, as described above, and if nominated for reelection, are eligible to be elected for a new three-year term at the applicable annual meeting of the stockholders.

Our common stock is admitted to trade on AIM, but is not currently listed on NASDAQ or any other United States securities market or inter-dealer quotation system. However, we believe that five, and therefore a majority, of our current directors, Messrs. Raynor, Macdonald, Meyers, Stonefield, and Dr. Dean are independent directors, as defined by the applicable rules of NASDAQ the Corporate Governance Guidelines for AIM companies published by the Quoted Companies Alliance.

Board Committees

Our Board of Directors has established an audit committee and a compensation committee.

Audit Committee

Our audit committee consists of Messrs. Macdonald (chair) and Stonefield. Our audit committee assists our Board of Directors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The audit committee held two meetings during 2007.

Our audit committee’s responsibilities include:

•	monitoring the integrity and clarity of our financial statements, including significant financial reporting issues and judgments which they contain;

•	reviewing the consistency of, and any changes to, accounting policies, and the methods used to account for significant or unusual transactions;

•	ensuring the use of appropriate accounting standards;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	meeting independently with our independent registered public accounting firm and management;

•	preparing the audit committee report required by SEC rules;

•	reviewing the arrangements for our employees to report concerns regarding financial reporting or other matters;

•	monitoring and reviewing the effectiveness and management of our internal audit function;

•	overseeing the relationship with our external auditor, including compensation and independence, and the selection process for new auditors, if necessary; and

•	approving in advance all audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm.

Messrs. Macdonald and Stonefield have significant past employment experience in finance, and our Board of Directors has designated Messrs. Macdonald and Stonefield as our audit committee financial experts. We believe that the members of our audit committee meet the requirements for independence under the current SEC and NASDAQ rules and regulations.

The audit committee’s charter is set forth on our website under the section of the website entitled “Investor Relations.”

Compensation Committee

Our compensation committee consists of Messrs. Raynor (chair) and Stonefield. Messrs. Raynor and Stonefield are independent directors under the current SEC and NASDAQ rules and regulations. Our compensation committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee held one meeting during 2007.

Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to the Board of Directors with respect to, our bonus and equity incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.

The compensation committee’s charter is set forth on our website under the section of the website entitled “Investor Relations.”

Nominating Committee

As of the date of this Proxy Statement, we have not established a Nominating Committee. We recently became registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but are not yet listed on an exchange or inter-dealer quotation system that requires a Nominating Committee. We anticipate forming a Nominating Committee prior to any listing of our common stock on a United States securities market.

Our past practice has been for the entire Board of Directors to evaluate the merits of director nominees based on the experience of the nominee in our industry, the nominee’s prior experience as a director of a company similar to ours, and on the other attributes we deem desirable in a director of RPS. The views of the entire Board of Directors, rather than a subset of the Board, have been valuable in evaluating prior nominees for director, and thus, our Board of Directors has not felt the need for a separate Nominating Committee.

Director Compensation

Until August 30, 2007, the Board of Directors of Cross Shore consisted of Edward V. Yang (chair), Dennis M. Smith, Stephen E. Stonefield, and Jon A. Burgman. The directors were not paid compensation of any kind until August 30, 2007, with the exception of reimbursement for out-of-pocket expenses incurred by or on behalf of the director in identifying and performing due diligence on potential acquisition targets.

After the Merger, our Board of Directors consisted of Daniel Perlman, Harris Koffer, Daniel Raynor, James Macdonald, Stephen Stonefield, Dennis Smith, and Edward Yang. Messrs. Smith and Yang resigned as directors of RPS effective December 6, 2007, and Thomas Armstrong, Peter Yu, Warren Myers, and Jack Dean were appointed as directors on May 12, 2008. Other than the compensation Mr. Perlman and Dr. Koffer received as employees of RPS, and the service agreements described below between RPS and Messrs. Smith and Yang, our directors were not compensated for their services in 2007. The directors of our predecessor, Old RPS, were not compensated for their services.

Effective August 29, 2007, Messrs. Smith and Yang each entered into service agreements with RPS. Pursuant to the service agreements, Messrs. Smith and Yang provide consulting services, are entitled to receive their respective annual base salaries ($60,000 each), and are eligible to participate in all of our benefit plans and equity incentive plans, and to receive an annual bonus in the sole discretion of our Board of Directors.

The following table provides compensation information for the one year period ended December 31, 2007 for each member of our Board of Directors.

	Fees Earned or	All Other
Name	Paid in Cash ($)	Compensation ($)(5)	Total ($)(1)

Edward V. Yang	$20,000	$1,576	$21,576
Dennis M. Smith	$20,000	$2,251	$22,251
Stephen E. Stonefield	$0	$0	$0
Jon A. Burgman	$0	$0	$0
Daniel Perlman(2)(3)	$0	$0	$0
Harris Koffer(2)(3)	$0	$0	$0
Daniel Raynor(3)(4)	$0	$0	$0
James Macdonald(3)(4)	$0	$0	$0

(1)	In 2007, no director received any stock awards, option awards, non-equity incentive plan compensation, or other compensation, nor were there any pensions or nonqualified deferred compensation available to the directors solely as compensation for their services as directors. Except as indicated in the table, directors did not receive compensation and only received reimbursement for out-of-pocket expenses incurred by or on behalf of the director in identifying and performing due diligence on an acquisition target. Therefore, the columns with the headings “Stock Awards,” “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Changes in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” have been deleted from this table.

(2)	Compensation for Messrs. Perlman and Koffer is set forth in the Summary Compensation Table below. Messrs. Perlman and Koffer receive no additional compensation for their service as directors of RPS.

(3)	Messrs. Perlman, Koffer, Raynor, and Macdonald were members of the Old RPS board of directors prior to August 30, 2007.

(4)	Messrs. Raynor and Macdonald receive no compensation for their services as directors.

(5)	Messrs. Smith and Yang received additional compensation in the form of payment for medical insurance premiums for the portion of 2007 in which they served as members of our Board of Directors in the amounts of $2,251 and $1,576, respectively. The directors of Old RPS did not receive compensation for their services.

Communications with Directors

The Board of Directors has established a process for stockholders and other interested parties to communicate directly with the Board of Directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of the members of our Board of Directors may send a letter to the following address:

Board of Directors (or name of individual director) c/o Corporate Secretary ReSearch Pharmaceutical Services, Inc. 520 Virginia Drive Fort Washington, PA 19034

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

Required Vote

The affirmative vote of a plurality of the votes cast by the stockholders present in person or by proxy at the Annual Meeting will be required for the election of Messrs. Armstrong, Macdonald, and Stonefield as Class I Directors. Holders of warrants are not entitled to vote on Proposal One.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF MESSRS. ARMSTRONG, MACDONALD, AND STONEFIELD AS
CLASS I DIRECTORS.

PROPOSAL TWO — APPROVAL BY THE STOCKHOLDERS OF CANCELLING OUR COMMON STOCK FROM TRADING ON AIM

Our common stock and warrants are currently admitted to trading on AIM. On April 24, 2006, Cross Shore consummated an initial public offering on AIM, and on April 26, 2007, entered into an Agreement and Plan of Merger with Old RPS. Upon the completion of the Merger, our stock and warrants were admitted to trading on AIM. Prior to the Merger, Cross Shore, which was a special purpose acquisition company, had no operating business other than searching for an acquisition target.

Cross Shore raised the capital to acquire Old RPS through an initial public offering on AIM. Because Cross Shore only intended to consummate an acquisition, and not to operate a business, it did not need access to the capital markets to raise additional capital to fund business expenditures and growth. Following the Merger, our business activities and plans for growth may require us to raise additional funds through the capital markets or other sources. To date, we have experienced limited trading and lack of liquidity for our common stock and warrants on AIM. Our Board of Directors has proposed cancelling the admission of our common stock and warrants from trading on AIM and listing these securities on a United States securities exchange, such as one of the NASDAQ markets, or an electronic quotation medium. As a United States-based company, our Board of Directors believes that a listing on a United States securities exchange or electronic quotation medium would, over time, increase the liquidity of our common stock and warrants and improve our potential access to United States-based investors to raise capital to fund our growth.

Under the AIM rules, at least 75% of the votes cast by the holders of our common stock and warrants at a general meeting are required to approve the cancellation of the applicable securities from trading on AIM. In addition, pursuant to our bylaws, this Proposal Two must receive the vote of the holders of the majority of the voting power of our common stock present in person or by proxy and entitled to vote thereon. Therefore, the Board of Directors is seeking the approval of our stockholders and warrant holders to cancel our common stock and warrants from trading on AIM in anticipation of becoming listed on a United States securities exchange or electronic quotation medium.

Potential Benefits From Cancelling Admission to Trading on AIM

•	A potential increase in the amount of trading and liquidity of our common stock and warrants if we secure a United States listing

Our common stock and warrants are traded infrequently on AIM. There were five trades in our common stock on AIM between October 16, 2007 and the date of this proxy statement. Similarly, there were five trades in our warrants on AIM between September 18, 2007 and the date of this proxy statement. This infrequent trading limits the liquidity of our common stock and warrants. While we would expect increased liquidity in our common stock and warrants if we were listed on a United States exchange or electronic quotation medium, we cannot guarantee that cancellation of trading on AIM and listing on a United States securities exchange will increase the amount of trading or the liquidity of our common stock or warrants.

•	It is perceived that securities traded on AIM carry a higher risk than shares traded on other exchanges with more stringent listing requirements

Investment in stock and warrants traded on AIM is perceived to carry a higher risk than an investment in securities quoted on exchanges with more stringent listing requirements, such as certain U.S. securities markets. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements. In addition, AIM requires only semi-annual, rather than quarterly, financial update reports.

•	The AIM rules and our bylaws impose obligations to disclose beneficial ownership

In accordance with the rules of AIM, we are required to publicly disclose, by delivery of an announcement to a regulatory information service, information regarding the holders of 3% or more of our outstanding common stock and/or warrants. In order to allow us to comply with the AIM rules, our bylaws contain a provision requiring any beneficial owner of 3% or more of our outstanding common stock or warrants to notify us of the holdings of such owner, as well as of any change in beneficial ownership of 1% or more of our outstanding common stock or warrants. In addition, under our bylaws, failure to notify us of the beneficial ownership of 3% or more, or a change in beneficial ownership of 1% or more, may result in your vote or proxy not counting unless the Board of Directors otherwise resolves to waive this requirement of notification. Comparatively, none of the state or federal laws of the United States that are applicable to us or the rules of the SEC require holders of our stock and warrants to report this level of beneficial ownership information to us or to disclose this information to the public or a regulatory body in order for your voting of securities to count. Further, by virtue of our bylaws, the requirement to comply with the notification and voting procedures expires when our common stock and warrants are no longer admitted to trading on AIM, so long as we remain a periodic reporting company under the Exchange Act.

•	The AIM rules may impair our ability to consummate major acquisitions

We intend to pursue acquisitions to increase our global reach so we may provide our clients with an international basis in which to conduct clinical trials. Under the AIM rules, a large transaction, or the aggregate of a few smaller transactions over a one year period, could be considered a reverse take-over if certain tests based on our assets, profits, capital, or other financial indicators are met. In the event that one or more transactions constitute a reverse take-over, trading in our stock and warrants on AIM may be temporarily suspended pending an announcement or publication of disclosure information consistent with the AIM rules. Cancelling our common stock and warrants from trading on AIM could give us the flexibility to pursue large acquisitions, or a number of smaller acquisitions, without triggering the need, expense, and uncertainty associated with suspending and later reapplying for trading on AIM.

•	Registration under the Exchange Act and admission of our common stock and warrants for trading on AIM requires our management to commit significant resources

As of February 12, 2008, we became registered under the Exchange Act and are therefore required to provide periodic and current business and financial reports to our investors. The reporting requirements of AIM differ substantially from those of a company registered under the Exchange Act, and therefore require substantial time and resources from our management, as well as the financial resources of RPS, to comply with both regulatory authorities. Cancelling our common stock and warrants from trading on AIM could reduce the financial burdens on RPS, and the time and resource burdens on our management, allowing our management to increase their focus on managing RPS.

Provided that the requisite number of stockholders approve this Proposal Two, our Board of Directors presently intends to cancel our common stock from trading on AIM on September 1, 2008. The Board of Directors may choose to delay cancelling our common stock from trading on AIM, and if we do not cancel our common stock from trading on AIM on September 1, 2008, we will request an extension of the date of cancellation from AIM and publicly announce the new date of cancellation at least 10 business days prior to the new intended date of cancellation. In any event, our Board of Directors will not effect the cancellation of our common stock from trading on AIM on a date later than December 31, 2008 without obtaining an additional approval from our stockholders. The Board of Directors reserves the right to forego cancelling our common stock from trading on AIM if the Board determines that remaining admitted to trading on AIM is in the best interests of RPS and its stockholders.

If the stockholders approve this Proposal Two to cancel the admission our common stock from trading on AIM, but the warrant holders do not approve Proposal Two-W to cancel the admission of our warrants to trading on AIM, our nominated advisor has indicated that it will resign from its position as nominated advisor as of the date our common stock is cancelled from trading on AIM. Thereafter, trading of our warrants on AIM will be suspended, and if we do not appoint another nominated advisor within one month after the suspension of our warrants from trading on AIM (which appointment of a new nominated advisor the Company believes is unlikely), the admission of our warrants to trading on AIM will be cancelled.

Potential Risks From Delisting

There may be a period of time following the cancellation from trading on AIM in which our stock and warrants are not listed on any United States securities exchange or electronic quotation medium. Accordingly, stockholders and holders of warrants may run the risk of illiquidity in their stock and warrant ownership and be unable to sell their stock and warrants in the open market for some period of time following the cancellation from trading on AIM and prior to the listing of our common stock and warrants on a United States securities exchange or electronic quotation medium. Furthermore, in the event our common stock is listed on a United States exchange or electronic quotation medium, you may not be able to sell your shares until December 14, 2008 due to recent changes to Rule 144 of the Securities Act of 1933, as amended, that are applicable to all stockholders, whether or not they are U.S. persons. Stockholders and warrant holders may continue to hold their common stock and warrants and may continue to trade such securities on a United States exchange or electronic quotation medium following application and admittance, if any, to a United States securities exchange or electronic quotation medium and compliance with the United States securities laws.

Required Vote

The affirmative vote of (i) 75% of the votes cast by the stockholders present in person or by proxy at the Annual Meeting will be required for the approval of cancellation of our common stock from trading on AIM and (ii) the holders of a majority of the voting power of our common stock present in person or by proxy and entitled to vote thereon. Holders of warrants are not entitled to vote on Proposal Two.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE CANCELLATION OF OUR COMMON STOCK FROM TRADING ON AIM.

PROPOSAL TWO-W — APPROVAL BY THE WARRANT HOLDERS OF CANCELLING OUR WARRANTS FROM TRADING ON AIM

Our common stock and warrants are currently admitted to trade on AIM. On April 24, 2006, Cross Shore consummated an initial public offering on AIM, and on April 26, 2007, entered into an Agreement and Plan of Merger with Old RPS. Upon the completion of the Merger on August 30, 2007, our stock and warrants were admitted to trade on AIM. Prior to the Merger, Cross Shore, which was a special purpose acquisition company, had no operating business other than searching for an acquisition target.

Cross Shore raised the capital to acquire Old RPS through an initial public offering on AIM. Because Cross Shore only intended to consummate an acquisition, and not to operate a business, it did not need access to the capital markets to raise additional capital to fund business expenditures and growth. Following the Merger, our business activities and plans for growth may require us to raise additional funds through the capital markets or other sources. To date, we have experienced limited trading and lack of liquidity for our common stock and warrants on AIM. Our Board of Directors has proposed cancelling our common stock and warrants from trading on AIM and becoming listed on a United States securities exchange, such as the NASDAQ markets, or an electronic quotation medium. As a United States-based company, our Board of Directors believes that a listing on a United States securities exchange or electronic quotation medium would, over time, increase the liquidity of our common stock and warrants and improve our potential access to United States-based investors to raise capital to fund our growth.

Under the AIM rules, at least 75% of the votes separately cast by each of the warrant holders and the stockholders at a general meeting are required to approve cancelling trading of our common stock and warrants from trading on AIM. Therefore, the Board of Directors is seeking the approval of both our stockholders and warrant holders to cancel our common stock and warrants from trading on AIM in anticipation of becoming listed on a United States securities exchange or electronic quotation medium.

Potential Benefits From Cancelling Admission to Trading on AIM

•	A potential increase in the amount of trading and liquidity of our common stock and warrants if we secure a United States listing

Our common stock and warrants are traded infrequently on AIM. There were five trades in our common stock on AIM between October 16, 2007 and the date of this proxy statement. Similarly, there were five trades in our warrants on AIM between September 18, 2007 and the date of this proxy statement. This infrequent trading limits the liquidity of our common stock and warrants. While we would expect increased liquidity in our common stock and warrants if we were listed on a United States exchange or electronic quotation medium, we cannot guarantee that cancellation of trading on AIM and listing on a United States securities exchange will increase the amount of trading or the liquidity of our common stock or warrants.

•	It is perceived that securities traded on AIM carry a higher risk than shares traded on other exchanges with more stringent listing requirements

Investment in stock and warrants traded on AIM is perceived to carry a higher risk than an investment in securities quoted on exchanges with more stringent listing requirements, such as certain U.S. securities markets. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements. In addition, AIM requires only semi-annual, rather than quarterly, financial update reports.

•	The AIM rules and our bylaws impose obligations to disclose beneficial ownership

In accordance with the rules of AIM, we are required to publicly disclose, by delivery of an announcement to a regulatory information service, information regarding the holders of 3% or more of our outstanding common stock and/or warrants. In order to allow us to comply with the AIM rules, our bylaws contain a provision requiring any beneficial owner of 3% or more of our outstanding common stock or warrants to notify us of the holdings of such owner, as well as of any change in beneficial ownership of 1% or more of our outstanding common stock or warrants. In addition, under our bylaws, failure to notify us of the beneficial ownership of 3% or more, or a change in beneficial ownership of 1% or more, may result in your vote or proxy not counting unless the Board of Directors otherwise resolves to waive this requirement of notification. Comparatively, none of the state or federal laws of the United States that are applicable to us or the rules of the SEC require holders of our stock and warrants to report this level of beneficial ownership information to us or to disclose this information to the public or a regulatory body in order for your voting of securities to count. Further, by virtue of our bylaws, the requirement to comply with the notification and voting procedures expires when our common stock and warrants are no longer admitted to trade on AIM, so long as we remain a periodic reporting company under the Exchange Act.

•	The AIM rules may impair our ability to consummate major acquisitions

We intend to pursue acquisitions to increase our global reach so we may provide our clients with an international basis in which to conduct clinical trials. Under the AIM rules, a large transaction, or the aggregate of a few smaller transactions over a one year period, could be considered a reverse take-over if certain tests based on our assets, profits, capital, or other financial indicators are met. In the event that one or more transactions constitute a reverse take-over, trading in our stock and warrants on AIM may be temporarily suspended pending an announcement or publication of disclosure information consistent with the AIM rules. Cancelling our common stock and warrants from trading on AIM could give us the flexibility to pursue large acquisitions, or a number of smaller acquisitions, without triggering the need, expense, and uncertainty associated with suspending and later reapplying for trading on AIM.

•	Registration under the Exchange Act and admission of our common stock and warrants for trading on AIM requires our management to commit significant resources

As of February 12, 2008, we became registered under the Exchange Act and are therefore required to provide periodic and current business and financial reports to our investors. The reporting requirements of AIM differ substantially from those of a company registered under the Exchange Act, and therefore require substantial time and resources from our management, as well as the financial resources of RPS, to comply with both regulatory authorities. Cancelling our common stock and warrants from trading on AIM could reduce the financial burdens on RPS, and the time and resource burdens on our management, allowing our management to increase their focus on managing RPS.

Provided that the requisite number of warrant holders approve this Proposal Two-W, our Board of Directors presently intends to cancel our warrants from trading on AIM on September 1, 2008. The Board of Directors may choose to delay cancelling our warrants from trading on AIM, and if we do not cancel our warrants from trading on AIM on September 1, 2008, we will request an extension of the date of cancellation from AIM and publicly announce the new date of cancellation at least 10 business days prior to the new intended date of cancellation. In any event, our Board of Directors will not effect the cancellation of our warrants from trading on AIM on a date later than December 31, 2008 without an additional approval from our warrant holders. The Board of Directors reserves the right to forego cancelling our warrants from trading on AIM if remaining admitted to trading on AIM is in the best interests of the Company and its warrant holders

If the stockholders approve Proposal Two to cancel the admission of our common stock to trading on AIM, but the warrant holders do not approve this Proposal Two-W to cancel admission our warrants from trading on AIM, our nominated advisor has indicated that it will resign from its position as nominated advisor as of the date our common stock is cancelled from trading on AIM. Thereafter, trading in our warrants on AIM will be suspended, and if we do not appoint another nominated advisor within one month after the suspension of our warrants from trading on AIM (which appointment of a new nominated advisor the Company believes is unlikely), the admission of our warrants to trading on AIM will be cancelled.

Potential Risks From Delisting

There may be a period of time following the cancellation from trading on AIM in which our stock and warrants are not listed on any United States securities exchange or electronic quotation medium. Accordingly, stockholders and holders of warrants may run the risk of illiquidity in their stock and warrant ownership and be unable to sell their stock and warrants in the open market for some period of time following the cancellation from trading on AIM and prior to the listing of our common stock and warrants on a United States securities exchange or electronic quotation medium. Furthermore, in the event our common stock is listed on a United States exchange or electronic quotation medium, you may not be able to sell your warrants until December 14, 2008 due to recent changes to Rule 144 of the Securities Act of 1933, as amended, that are applicable to all warrant holders, whether or not they are U.S. persons. Stockholders and warrant holders may continue to hold their common stock and warrants and may continue to trade such securities on a United States exchange or electronic quotation medium following application and admittance to a United States securities exchange or electronic quotation medium and compliance with the United States securities laws.

Required Vote

The affirmative vote of 75% of the votes cast by the warrant holders present in person or by proxy at the Annual Meeting will be required for the approval of cancellation of our warrants from trading on AIM.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE CANCELLATION OF OUR WARRANTS FROM TRADING ON AIM.

PROPOSAL THREE — APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

With the exception of the numbers of shares and stock prices set forth in this Proposal Three, the remaining numbers of shares in this Proxy Statement do not reflect the effect of the proposed reverse stock split.

The Board of Directors is recommending that the stockholders approve an amendment to our certificate of incorporation to effect a reverse stock split of our outstanding shares of common stock at a ratio determined by our Board of Directors. The reverse stock split will be within a range of a one-for-two to one-for-four reverse stock split (the “Reverse Stock Split”). The Board of Directors will approve the specific ratio of the Reverse Stock Split prior to the Reverse Stock Split becoming effective and will publicly announce the exact split ratio before filing an amendment to our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware (the “Effective Date”).

If a one-for-two Reverse Stock Split is implemented, the number of issued and outstanding shares of common stock would be 16,273,703; if a one-for-three reverse split was implemented, 10,849,135 shares of common stock would be outstanding, and if a one-for-four reverse split was implemented, 8,136,851 shares of common stock would be outstanding (the fractional share would be eliminated as described below). The number of authorized shares would remain at 150,000,0000 shares. The form of amendment to our second amended and restated certificate of incorporation to effect the Reverse Stock Split is attached as Annex A to this proxy statement.

Our Board of Directors believes that the Reverse Stock Split would be beneficial for the following reasons:

•	Increased, more attractive share price. The anticipated increase in our stock price resulting from the Reverse Stock Split could place our stock price at a level that we believe is more consistent with other companies in our industry. A higher stock price should be well-received by our customers and potential customers, who expect our stock price to be in-line with those of our peers. A higher stock price may also meet investing guidelines for certain institutional investors and investment funds that are currently prevented under their guidelines from investing in our stock at its current price levels, and may attract additional investor interest in RPS.

•	Reduced stockholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our stock. If our stock price were higher, these investors would pay lower commissions to trade a fixed dollar amount of our stock than they would if our stock price were lower. In addition, stockholders who hold only a few shares of our stock may not have an economic way to sell their shares. To the extent these stockholders are left with fractional shares as result of the Reverse Stock Split, they would receive cash for their shares without incurring transaction costs.

•	Increased earnings visibility. A decrease in our outstanding shares would result in increased visibility for our earnings per share and changes in our earnings per share. For example, if our weighted average number of shares outstanding was 35,000,000, each $3.5 million of net income would result in $0.10 of earnings per share. If we implemented the Reverse Stock Split and reduced the weighted average number of shares outstanding to, for example 16,273,703 (a one-for-two reverse stock split), smaller changes in net income would be reflected in earnings per share, because each $1.6 million of net income would result in $0.10 of earnings per share. The earnings per share visibility would increase further if a one-for-three or one-for-four stock split was implemented.

Certain Risks Associated with the Reverse Stock Split

If the Reverse Stock Split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the Reverse Stock Split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of the split. If the Reverse Stock Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Our total market capitalization immediately after the proposed Reverse Stock Split may be lower than immediately before the proposed Reverse Stock Split.

There are numerous factors and contingencies that could affect our stock price following the proposed Reverse Stock Split, including the status of the market for our stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split (for example, based on the closing price of our common stock on AIM on the Record Date of $4.05 per share, the direct arithmetic result of a one-for-two reverse split would be a post-split market price for our common stock of $8.10 per share). If the market price of our common stock declines after the Reverse Stock Split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the split will be lower than before the split.

The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Effect on Existing Shares of Common Stock

The proposed Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in RPS, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares).

Effect on Authorized but Unissued Shares of Common Stock

Currently, we are authorized to issue up to a total of 150,000,000 shares of common stock, of which 32,547,406 shares were outstanding on the Record Date. The total authorized number of shares of common stock will remain at 150,000,000 shares.

Effect on Authorized but Unissued Shares of Preferred Stock

Currently, we are authorized to issue up to a total of 1,000,000 shares of preferred stock, none of which are issued and outstanding or reserved for future issuance. We do not intend to alter the number of authorized preferred stock, which will remain at 1,000,000 shares.

Effect on Our Equity Incentive Plan and Warrants

The Reverse Stock Split would reduce the number of shares of common stock authorized and available for issuance under the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), regardless of whether the 2007 Plan is approved by our stockholders at the Annual Meeting. In addition, as a result of the Reverse Stock Split, the number of shares represented by each outstanding stock option, whether vested or unvested, would be rounded up to the nearest whole share if the result of the Reverse Stock Split would otherwise result in a fractional share. Finally, the exercise price per share for each option would be adjusted as described in the 2007 Plan.

The Reverse Stock Split would reduce the number of shares of common stock issuable upon the exercise of each outstanding warrant proportionally to the ratio of the Reverse Stock Split. The exercise price of each outstanding warrant would also be adjusted (to the nearest cent) by multiplying the exercise price of the warrant before the Reverse Stock Split by a fraction in which the numerator is the number of shares that can be purchased by exercising the warrant prior to the Reverse Stock Split, and the denominator is the number of shares that can be purchased by exercising the warrant after the Reverse Stock Split. If the number of shares issuable upon exercise of a warrant would result in the issuance of a fractional share, the number of shares will be rounded down to the nearest whole number at the time of exercise of the warrant.

The number of shares and warrants purchasable upon exercise of our outstanding Unit Purchase Options would be adjusted on the same terms as the shares of common stock and warrants underlying the Unit Purchase Options.

Effect on Par Value

The Reverse Stock Split would have no effect on the par value of our common stock.

Effect on Registration

Our common stock is currently registered under Section 12(g) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act.

Effective Date

The proposed Reverse Stock Split would become effective on the date of filing of a Certificate of Amendment to our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The Board of Directors will determine the exact ratio of the Reverse Stock Split at a future date and will publicly announce the ratio prior to the Effective Date. Except as explained below with respect to fractional shares, on the Effective Date of the Reverse Stock Split, shares of common stock issued and outstanding will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the Reverse Stock Split ratio determined by the Board of Directors within the limits set forth in this Proposal Three.

Mechanics of Reverse Stock Split

If this Proposal Three is approved by the stockholders at the Annual Meeting, stockholders will be notified that the Reverse Stock Split has been completed. The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder’s name.

•	If a stockholder’s shares are held in street name, the number of shares the stockholder holds will automatically be adjusted to reflect the Reverse Stock Split on the Effective Date.

•	If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender the certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered to our transfer agent, Capita Registrars. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Payment for Fractional Shares

Whether shares are held in street name or directly, we will not issue fractional shares of common stock to our stockholders. Instead, fractional shares will be cashed out. For example, if a stockholder holds 43 shares on a pre-split basis, the stockholder would be issued 21 shares in the event of a one-for-two reverse split, or 14 shares in the event of a one-for-three reverse split, and would receive cash for one share in each instance. The stockholder would be issued 10 shares in the event of a one-for-four reverse split, and would receive cash for three shares.

Any cash due to stockholders in exchange for fractional shares will be paid as follows:

•	If a stockholder’s shares are held in street name, payment for the fractional shares will be paid directly to the stockholder’s account with the organization holding the stockholder’s shares.

•	If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly upon receipt of the properly completed and executed letter of transmittal and original stock certificate.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	The closing sales price of our common stock on the Effective Date as reported on AIM (or such other United States securities exchange or electronic quotation medium); by

•	The amount of the fractional share.

In the event any stockholder owns three shares (in the event of a one-for-four reverse split) or one share (in the event of a one-for-two or a one-for-three reverse split) of our common stock, that stockholder’s shares would be cashed out as a result of the Reverse Stock Split and the stockholder would no longer own our stock.

Accounting Consequences

The per-share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. Other than retroactive changes to our balance sheet to reflect the Reverse Stock Split, we do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split described in this Proposal Three, and we will not independently provide our stockholders with any such rights.

U.S. Federal Income Tax Consequences

The following is a summary of important United States Federal tax considerations of the proposed Reverse Stock Split. It addresses only stockholders who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split. Each stockholder is advised to consult its tax advisor as to its own situation. The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Required Vote

The affirmative vote of a majority of the outstanding voting power of our common stock entitled to vote thereon will be required for the approval of the Reverse Stock Split. Holders of warrants are not entitled to vote on Proposal Three.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR APPROVAL OF
THE REVERSE STOCK SPLIT.

PROPOSAL FOUR — APPROVAL OF THE RESEARCH PHARMACEUTICAL SERVICES, INC. 2007 EQUITY INCENTIVE PLAN

At the Annual Meeting, you will be asked to approve the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). The Board of Directors of RPS adopted the 2007 Plan in conjunction with the Merger. The 2007 Plan is being submitted for your approval primarily to obtain favorable federal income tax treatment for incentive stock options under section 422 of the Code. The purpose of the 2007 Plan is to attract and retain the best possible individuals to promote our success and to better align the interests of our executive officers and employees with the interests of our stockholders.

The following is a brief summary of the 2007 Plan. Such description is qualified in its entirety by reference to the 2007 Plan, which is incorporated herein by reference to our Form 10 filed with the SEC on December 14, 2007.

The 2007 Plan

Our 2002 Equity Incentive Plan (the “2002 Plan”) was terminated on August 30, 2007 and replaced by the 2007 Plan. Options issued under the 2002 Plan that were not otherwise terminated in conjunction with the Merger or exercised were cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option was calculated by dividing the exercise price of the option issued under the 2002 Plan by 1.8140442 (rounded up to the nearest whole cent). All of our designated employees, directors, consultants and advisors can participate in the 2007 Plan.

The 2007 Plan permits awards of up to 6,792,271 options to purchase our common stock and/or grants of restricted stock. In addition, on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the 2007 Plan is increased (but cannot be decreased) automatically by the number of shares needed such that the total number of shares reserved for issuance equals 15% of the number of shares outstanding (calculated on a fully diluted basis) on that date. The shares underlying options that expire or are not fully exercised, and restricted stock that is cancelled, repurchased, or forfeited become available for use under the 2007 Plan.

The 2007 Plan is administered by the Board of Directors, or a committee of at least two persons appointed by the Board of Directors to administer the plan. Members of the Board of Directors or the appointed committee may not act upon any award to himself or herself.

Our Board of Directors or a committee of our Board of Directors is authorized to issue nonqualified stock options to participants as additional compensation for service to RPS or its wholly owned subsidiaries. No participant may receive options relating to more than 1,000,000 shares in any calendar year, not including any replacement options granted in exchange for any unforfeited options as a result of the Merger. The Board of Directors or committee has sole discretion to determine when options are exercisable and when they expire, provided that the term cannot exceed ten years. The exercise price of any option must be at least equal to the fair market value of the stock on the date of the grant.

The 2007 Plan also permits grants of restricted stock. The restricted stock is subject to vesting restrictions and to restrictions on sale or other transfer by the participant. The Board of Directors or the committee determines eligible participants, the time and number of shares of restricted stock granted, the price at the time of grant, the time when the restricted stock will be subject to forfeiture, when the restrictions will terminate, and all other terms and conditions of the grants. Vesting conditions may include continued employment or service, or attaining specified individual or corporate performance goals. Awards of restricted stock may include the right to be credited with dividends and the right to vote.

The Board of Directors or the committee may suspend, terminate, discontinue or amend the 2007 Plan, or modify, extend or renew any award, provided, that neither the Board of Directors nor the committee may amend an award in a manner which would adversely affect the rights of any participant without the participant’s consent.

If a Change of Control (as defined below) occurs or is anticipated, our Board of Directors may prohibit the exercise of any option until either the Change of Control is no longer anticipated or has occurred. Contingent upon a Change of Control, our Board of Directors, in its sole and absolute discretion and without the consent of the participant may (a) cause outstanding options to become fully vested and immediately exercisable, and outstanding restricted stock to become non-forfeitable; (b) cancel any option or restricted stock in exchange for an option to purchase common stock of any successor corporation or for restricted shares of the common stock of any successor corporation, as applicable; or (c) redeem any restricted stock or cancel any option in exchange for cash and/or other substitute consideration.

For purposes of the 2007 Plan, the term “Change of Control” is defined as: (a) the acquisition of 50% or more of the combined voting power of our then outstanding voting securities; (b) approval by the stockholders of (i) a merger, reorganization, or consolidation involving RPS if our stockholders immediately before such merger, reorganization or consolidation do not or will not own, immediately following such merger, reorganization or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, reorganization or consolidation in substantially the same proportion as their ownership immediately before such merger, reorganization or consolidation, (ii) a complete liquidation or dissolution of RPS, or (iii) an agreement for the sale or other disposition of all or substantially all of our assets to an unrelated entity; or (c) acceptance by the stockholders of stock or units in a stock or unit exchange if the stockholders immediately before such stock exchange do not or will not own, immediately following such stock or unit exchange, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such stock or unit exchange in substantially the same proportion as their ownership immediately before such stock or unit exchange.

If there is a change in the number of shares by reason of a stock split, reverse stock split, stock dividend, reclassification and recapitalization, merger, consolidation, exchange of shares, or a similar change affecting the stock, the number of shares which may be issued and the number of shares subject to outstanding awards will be adjusted proportionately.

The table below summarizes our securities authorized for issuance under our Equity Incentive Plan as of December 31, 2007.

Equity Compensation Plan Information

	Number of			Number of
	Securities			Securities
	to be Issued	Weighted-Average		Remaining Available for
	Upon Exercise of	Exercise		Future Issuance Under
	Outstanding Options	Price of Outstanding		Equity Compensation Plans
	Warrants and Rights	Options, Warrants and		(Excluding Securities
Plan Category	(5)	Rights		Reflected in Column (a))

Equity compensation plans approved by security holders(1)	n/a	n/a		n/a
Equity compensation plans not approved by security holders(2)	2,729,965	$1.94	(4)	4,062,306	(3)
Total	2,729,965	$1.94		4,062,306

(1)	As of the date of this Proxy Statement, we have not had any equity incentive plans approved by the stockholders. Prior to the Merger, Cross Shore did not have an employee benefit plan.

(2)	The 2002 Plan was terminated effective August 30, 2007 and options granted under the 2002 Plan were cancelled and replacement options were granted under the 2007 Plan. The 2007 Plan is described above.

(3)	The figure in this table represents the number of unissued options as of the end of 2007. The 2007 Plan authorizes the issuance of up to 6,792,271 options to purchase our common stock and/or grants of restricted stock, and on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the 2007 Plan is automatically increased (but never decreased) by a number of shares such that the total number of shares reserved under the 2007 Plan equals 15% of the number of shares outstanding.

(4)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of the Merger on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option was calculated by dividing the exercise price of the Old RPS option by 1.8140442 (rounded up to the nearest whole cent). Option grants noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

(5)	None of our 1,357,179 currently outstanding warrants were issued pursuant to an employee benefit plan or individual compensation arrangement, and are therefore not included in this table.

Plan Benefits During 2008

The amount and timing of all awards under the 2007 Plan are determined in the sole discretion of the Board of Directors or committee and therefore cannot be determined in advance. However, any award of stock options, other than options that were replaced as a result of the Merger, is subject to the approval of the 2007 Plan by our stockholders within the 12 months before or after the 2007 Plan was adopted by the Board of Directors.

The amount and timing of the awards is not determinable as of the date of this Proxy Statement. Awards made to Daniel Perlman, Harris Koffer, and Steven Bell were made in conjunction with those executives entering into new employment agreements with us, and are therefore not expected to reoccur on an annual or less frequent basis. However, the chart below sets forth the number of shares that we may grant to the following individuals and groups under the 2007 Plan assuming that the same number of shares granted to such individuals and groups in 2007 under the 2007 Plan are made in 2008:

ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan

Name and Position	Dollar Value ($)(1)	Number of Shares

Daniel Perlman, Chief Executive Officer and Chairman of the Board of Directors	$762,000	450,000
Harris Koffer, President and Chief Operating Officer	$203,000	120,000
Steven Bell, Executive Vice President of Finance and Chief Financial Officer	$305,000	180,000
Janet Brennan, Executive Vice President of Global Operations and Chief Clinical Officer	$0	0
Samir Shah, Vice President Strategic Operations	$0	0
Executive Officer Group	$1,270,000	750,000
Non-executive Director Group	$0	0
Non-executive Officer Employee Group	$33,400	25,107

(1)	The amounts reported in the “Dollar Value” column represent the amount of compensation cost recognized by us in fiscal 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see the section entitled “Managements Discussion and Analysis: Stock Based Compensation” in our 2007 Form 10-K, filed with the SEC on March 20, 2008.

Required Vote

The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting will be required for the approval of the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan. Holders of warrants are not entitled to vote on Proposal Four.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR APPROVAL OF THE RESEARCH PHARMACEUTICAL SERVICES, INC. 2007 EQUITY INCENTIVE PLAN.

PROPOSAL FIVE — RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has recommended the appointment of Ernst & Young, LLP (“E&Y”) as our independent auditor for 2008. At the Annual Meeting, stockholders will be asked to ratify this appointment.

A representative from E&Y is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if the representative so wishes. In addition, the representative from E&Y is expected to be available to respond to appropriate questions.

Although stockholder ratification of our selection of E&Y as our independent auditor is not required by our by-laws or otherwise, our Board of Directors is submitting the selection of E&Y to our stockholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of RPS.

Prior to the Merger, KPMG Audit Plc (“KPMG”) was Cross Shore’s independent registered public accounting firm. Prior to the Merger, E&Y was Old RPS’ independent registered public accounting firm. E&Y had been Old RPS’ auditors for the fiscal years ended 2002 through 2006. The Audit Committee of our Board of Directors recommended and approved the decision to retain E&Y as our independent auditor, and RPS engaged E&Y as of November 30, 2007 as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2007. On December 11, 2007, KPMG was dismissed as our auditor.

The report of KPMG on the financial statements for Cross Shore for the fiscal year ended December 31, 2006, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG audited the balance sheet of Cross Shore as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the period from January 30, 2006 (inception) to December 31, 2006. KPMG’s audit was conducted in accordance with auditing standards generally accepted in the United States.

In connection with the audit of Cross Shore’s financial statements for the most recently completed fiscal year ended December 31, 2006, and through the subsequent interim period, which was the interim period through December 11, 2007, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. In connection with the audit of Cross Shore’s financial statements for the most recently completed fiscal year ended December 31, 2006, and through the subsequent interim period, which was the interim period through December 11, 2007, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have given permission to KPMG to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event.

We requested and KPMG furnished us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of such letter, dated January 18, 2008, was filed as Exhibit 16.1 to Amendment No. 1 to our registration statement on Form 10 filed on January 22, 2008.

Information Regarding Our Independent Auditor

The following table shows the fees that were billed to us by E&Y for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006.

Fee Category	2007	2006

Audit Fees	$704,000	$148,000
Audit-Related Fees	$—	$—
Tax Fees	$116,000	$47,000
All Other Fees	$—	$—

Total Fees	$820,000	$195,000

Audit Fees

This category includes fees for the audit of our annual and quarterly financial statements, and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements. The fee of $704,000 disclosed for 2007 includes $525,000 related to services in connection with our registration statements filed under the Exchange Act on Form 10.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.”

Tax Fees

This category includes fees for tax compliance, tax advice, and tax planning. The services included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities.

All Other Fees

This category includes fees for products and services provided by E&Y that are not included in the services reported above. Additionally, Cross Shore incurred other fees of $807,000 from KPMG which we paid out of the proceeds of the Merger.

Pre-Approval of Services

All services provided by E&Y in 2007 were pre-approved by our Audit Committee. All services performed by KPMG were pre-approved by Cross Shore’s board of directors.

The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by E&Y in order to assure that the provision of such services does not impair the independence of E&Y and are consistent with the SEC’s and Public Company Accounting Oversight Board’s independence rules. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.

The annual recurring audits and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the flexibility to permit us to consult with E&Y on routine audit and audit-related matters and enables E&Y to provide services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the flexibility and permitting us to be able to consult with E&Y on routine tax matters.

If circumstances arise during the year that require the engagement of E&Y for additional audit and audit related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in our best interests and would not impair the independence of E&Y, then these services and estimated fees would require specific pre-approval by the Audit Committee.

Required Vote

The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting will be required for the ratification of the appointment of E&Y as our independent auditor for 2008. The holders of warrants are not entitled to vote on Proposal Five.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE APPOINTMENT OF E&Y AS OUR INDEPENDENT AUDITOR FOR 2008.

ADDITIONAL INFORMATION

Executive Officers

Set forth below is certain biographical information with respect to our executive officers who do not also serve on our Board of Directors. The biographies for Mr. Perlman and Dr. Koffer are set forth above under the caption “Nominees for Director” in Proposal One.

Name	Age	Position

Janet L. Brennan	47	Chief Clinical Officer and Executive Vice President of Global Operations
Steven Bell	50	Executive Vice President of Finance and Chief Financial Officer
Samir Shah	33	Vice President-Strategic Development
Joseph D. Arcangelo	48	Executive Vice President-Recruitment Operations

Janet L. Brennan joined Old RPS in 1999 as Vice President of Clinical Operations and was promoted to Chief Operating Officer in 2001 and her current position of Chief Clinical Officer and Executive Vice President of Global Operations in 2006, and remained in that position following the Merger. She has been instrumental in building our Clinical Affairs and Operations divisions, and is responsible for our international expansion. In her current position, Ms. Brennan directs all of our merger and acquisitions activity. Ms. Brennan has over sixteen years of experience in the outsourcing industry, and previously worked for Kendle International, IBAH Worldwide Development Services (now Omnicare), and at the PACT Division of Covance. She has a wide range of experience which includes holding positions as a Safety Associate, Clinical Research Associate, Project Manager, Director of Clinical Monitoring, Director of Project Management, and Director of Clinical Operations. In addition to this experience, Ms. Brennan has extensive experience in strategic planning, budget development and maintenance, personnel oversight, business development, and acquisition due diligence and integration activities. Ms. Brennan’s clinical trial experience includes Phase I, Phase II, Phase III, Phase IV, and Treatment Investigational New Drug applications. Ms. Brennan is a registered nurse and holds a Bachelors of Science Degree in nursing from Thomas Jefferson University.

Steven Bell joined Old RPS in 2003 as Executive Vice President, Finance and Chief Financial Officer, and remained in that position following the Merger. Prior to joining RPS, Mr. Bell served as Chief Financial Officer for CareScience, Inc. since 1999, a publicly traded healthcare technology company located in Philadelphia. Before that, Mr. Bell spent four years at The MRC Group, Inc., a national medical transcription company, where he served as Senior Vice President of Finance. In addition to his executive experience, Mr. Bell’s career includes thirteen years in public accounting, first at Price Waterhouse, and then as a partner in the firm Zelenkofske, Axelrod and Co. Mr. Bell is a certified public accountant. He received his Bachelor’s Degree in Business Administration from Temple University in Philadelphia, Pennsylvania.

Samir Shah serves as our Vice President, Strategic Development and joined Old RPS in 2000. Mr. Shah oversees business development and has responsibilities for corporate expansion. From 1992 until he joined RPS, Mr. Shah worked in the pharmaceutical, biotech and CRO industries in various roles in both clinical research and business operations including Parexel International, US Bioscience, Zeneca Pharmaceuticals, and IBAH (Bio-Pharm) Clinical Services. Mr. Shah began his career in the Department of Psychiatry/Pharmacology at the University of Pennsylvania Medical Center where he was a Research Scientist. Mr. Shah received a Bachelor’s of Science Degree in Bio-Psychology from Saint Joseph’s University in Philadelphia, Pennsylvania.

Joseph D. Arcangelo serves as our Executive Vice President of Recruitment Operations, and has more than 21 years of experience in the pharmaceutical recruitment and staffing industry. Prior to joining RPS in 1996, he was founder and CEO of an executive search firm dedicated to the pharmaceutical research and development area, and previously spent five years at a division of Management Recruiters International where he managed an office dedicated to the bioanalytical and scientific sales fields. He is an accredited Certified Senior Account Manager. Mr. Arcangelo received a Bachelor’s Degree in Psychology from Temple University in Philadelphia, Pennsylvania.

Compensation Committee Report

The Compensation Committee (the “Committee”) has reviewed the following Compensation Discussion and Analysis with our management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee — Fiscal Year 2007

Daniel Raynor and Stephen Stonefield

Compensation Discussion and Analysis

Background

From April 24, 2006, the date of Cross Shore’s initial public offering on AIM, to August 29, 2007, the date in which Daniel Perlman, Harris Koffer, and Steven Bell became Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of RPS, respectively, the Cross Shore executive management team was not compensated for their services, except reimbursement for out-of-pocket expenses related to identifying and performing due diligence on a potential acquisition target. The information disclosed in this section of this Proxy Statement describes the executive compensation of the named executive officers of Old RPS and RPS during 2006 and 2007, including executive compensation changes that occurred after the Merger, as indicated throughout this section of this Proxy Statement.

Overview of Compensation Program

Prior to the Merger, the compensation committee of the Board of Directors of Old RPS consisted of at least two, but no more than three of Old RPS’ directors. The members of the Old RPS compensation committee could not be employees of Old RPS, but the Old RPS compensation committee was permitted to consult with Old RPS’ Chief Executive Officer or President regarding the compensation of officers or employees other than the Chief Executive Officer or President. Prior to the Merger, James Macdonald and Daniel Raynor were the two members of Old RPS’ compensation committee, and the compensation committee consulted with Daniel Perlman on compensation decisions outside of compensation decisions relating to Mr. Perlman.

Old RPS’ compensation committee had the authority to review and approve the salary, bonus, equity incentive awards, and all other significant terms of employment for Old RPS’ Chief Executive Officer, President, Old RPS employees that reported directly to the CEO or President, and all Old RPS employees with an annual base salary exceeding $150,000. Old RPS’ compensation committee operated through fiscal year 2006 and until August 30, 2007, when it was replaced with the compensation committee described immediately below in connection with the Merger.

The Committee of the Board of Directors of RPS was formed in conjunction with the Merger, and has responsibility for reviewing and approving the recommendations of management with respect to the appropriate management compensation policies, programs and levels, and continually monitoring adherence to our compensation philosophy. The Committee is responsible for ensuring that the total compensation paid to the executive officers is fair, reasonable and competitive. The Committee must recommend to the Board of Directors, and the Board of Directors must review and, if it deems appropriate, approve all changes to our Chief Executive Officer and any other executive officer’s compensation packages.

The Committee comprises two members: Daniel Raynor and Stephen Stonefield. Both members are independent directors under the applicable standards of NASDAQ. Mr. Raynor serves as the Chair of the Committee. The Committee’s charter is available on our website, www.rpsweb.com, under the heading “Investor Relations.”

Objectives of RPS’ Compensation Program

The primary objective of RPS’ current compensation program is to ensure that members of the executive management of RPS are provided with appropriate incentives to encourage enhanced performance and are, in a fair and responsible manner, rewarded for their individual contributions to the success of RPS. The Committee reviews and approves RPS’ compensation program to provide sufficient compensation opportunities for executives in order to attract, retain and motivate the best possible management team to lead RPS in the achievement of both its short- and long-term performance goals. The Committee has identified that the first step in attracting and retaining executives is to ensure that RPS’ compensation program is competitive in the marketplace. Furthering this goal, RPS’ compensation packages for executive officers, including the Chief Executive Officer, consist of a base salary, opportunities for bonus cash compensation, and long-term compensation in the form of equity ownership.

Each of our named executive officers has a written employment agreement setting forth the material terms of employment. Pursuant to the Merger, certain named executive officers entered into new employment agreements with RPS. The material terms of the named executive officers’ employment agreements currently in effect are described in the section following the Summary Compensation Table.

On an ongoing basis, the Committee determines what adjustments to base salary, the amount of cash bonus, the performance targets for performance-based compensation, and the appropriate level and targets for other compensation, if any, would be appropriate for the executives. The Committee, annually and as it otherwise deems appropriate, meets with the Board of Directors to obtain recommendations with respect to RPS’ compensation programs for executives and other employees. The Board of Directors may make recommendations to the Committee on base salary, performance targets and other terms, which the Committee may consider. No director or executive is involved in any decisions as to their own compensation.

Long-Term versus Currently-Paid Compensation

Currently, paid compensation to RPS’ executives includes base salaries, which are paid in regular installments in accordance with RPS’ general payroll practices and are subject to customary withholding, cash bonuses at the sole discretion of the Board of Directors or based on achieving business and financial goals determined by the Board of Directors or the Committee and approved by the Committee, and perquisites and personal benefits, which are paid consistent with RPS’ policies in appropriate circumstances. RPS’ long-term compensation provides for stock options. The executives may also participate in RPS’ 401(k) plan, which is open to employees that have completed at least three months of service and are at least 21 years of age.

RPS’ compensation structure for its executives attempts to balance the need of the executives for current income with the need to create long-term incentives that are directly tied to achievement of our long-term targets and enhanced stockholder value. The allocation between cash and non-cash or short-term and long-term incentive compensation is set by the terms of the individual employment agreement and the terms of RPS’ equity incentive plan. Income from elements of incentive compensation is realized as a result of the performance of RPS or the executive, depending on the type of award, compared to goals proposed by the Board of Directors and approved by the Committee on an annual basis. Historically, the majority of RPS’ executives’ compensation packages have been in the form of annual base salary and cash performance bonuses.

Compensation Components

For the fiscal years ended December 31, 2006 and December 31, 2007, the principal compensation components for the named executive officers consisted of the following:

•	Base salary: fixed pay that takes into account an individual’s role and responsibilities, experience, expertise, and individual performance.

•	Performance bonuses: paid to reward attainment of annual business and financial performance targets that were set by the Board of Directors, and approved by the compensation committee of Old RPS, and the Committee, as applicable.

•	Long-term incentives: issued to reward increases in stockholder value over longer terms and align the interests of executives with the interests of stockholders.

Base Salary

Base salary is determined by an annual assessment of a number of factors, including an individual’s role and responsibilities, experience, expertise, individual job performance relative to responsibilities, impact on development and achievement of RPS’ business strategy, and competitive market factors for comparable talent. Base salaries may also be increased at other times if a change in scope of the officer’s responsibilities justifies such consideration or, in limited circumstances, to maintain salary competitiveness. RPS does not benchmark the compensation of its executives against the executives of other companies.

Base salary for our named executive officers in 2006 and 2007 is shown in the Summary Compensation Table, under the heading “Salary” in this Proxy Statement.

Performance Bonuses

The Committee believes that some portion of overall cash compensation for executive officers should be “at risk,” that is, contingent on successful achievement of RPS’ business and financial targets. To that end, and depending on the financial and operating performance of RPS, the Board of Directors and the Committee augments cash compensation in appropriate circumstances with the payment of bonuses. These performance-based bonuses more closely align an individual’s overall compensation with his or her performance and/or the financial performance of RPS. The Committee believes that this bonus arrangement focuses our executives on long-term strategic issues, and aligns management’s interests with those of our stockholders.

In fiscal years 2006 and 2007, Old RPS and RPS determined and awarded performance bonuses in the same manner. In each case, the Board of Directors reviewed and approved an annual budget that included a provision for awarding bonuses to the executive officers based upon achieving performance targets established by the Board of Directors for each fiscal year. Depending on whether Old RPS or RPS, as applicable, achieved, exceeded or fell short of the financial target established by the Board of Directors, the Board of Directors determined, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. The targets established by the Board of Directors serve as general guidelines for determining bonuses, but the ultimate determination regarding the performance bonus amount awarded to individual executive officers is at the discretion of the Board of Directors, taking into account any contractual provisions in an executive’s employment agreement. During 2006 and 2007, progress towards meeting the financial target was evaluated on a quarterly basis. Each executive officer was awarded 50% of the bonus that the Board of Directors determined that executive officer was entitled to receive for the relevant quarter, and the remaining bonus amounts were paid at the end of the fiscal year.

The performance target established by the board of directors of Old RPS in fiscal year 2006 was an EBITDA target of $3,000,000, for which an aggregate bonus pool of $550,000 was available to the executive officers of Old RPS. In addition, the board of directors had the discretion to increase the amount available in the bonus pool based on Old RPS exceeding the established EBITDA target. For example, if EBITDA for 2006 exceeded the established target by up to $150,000, 100% of such excess could be added to the aggregate amount available for bonuses. Up to 25% of the next $550,000 in EBITDA could be contributed to the aggregate bonus pool, as well as 15% of any additional excess EBITDA amounts. The board of directors of Old RPS had sole discretion in determining whether to increase the size of the aggregate bonus pool if the EBITDA target was exceeded, as well as determining the percentage of the aggregate bonus pool to be paid to individual executive officers. In determining the amounts to be paid to individual executive officers, the board of directors of Old RPS considered factors including the performance of the individual executive and the performance of Old RPS as a whole, in addition to the performance target as measured by EBITDA.

The performance target established by the board of directors of Old RPS at the beginning of the 2007 fiscal year, and retained after the Merger, was an EBITDA target of $7.5 million, for which an aggregate bonus pool of approximately $700,000 was available to the executive officers of Old RPS and RPS after the Merger. As in prior years, exceeding the EBITDA performance target could result in performance bonuses exceeding the amounts initially reserved in the aggregate bonus pool, and falling short of the EBITDA performance target could result in performance bonuses less than the amount reserved for the aggregate bonus pool. The board of directors of Old RPS and the Board of Directors of RPS after the Merger had sole discretion in determining whether to increase the size of the aggregate bonus pool if the EBITDA target was exceeded, as well as determining the percentage of the aggregate bonus pool to be paid to individual executive officers whether the EBITDA target was achieved, exceeded, or if RPS fell short of the performance target. Factors considered by the board of directors of Old RPS and the Board of Directors of RPS after the Merger when determining the amounts to be paid to individual executive officers included the performance of the individual executive and the performance as a whole of Old RPS or RPS, as applicable, in addition to the performance target as measured by EBITDA.

In fiscal year 2006, Mr. Perlman was eligible for a target bonus of $100,000 for meeting Old RPS’ EBITDA target for that year, which could be increased at the discretion of the Board of Directors, as described above. In fiscal year 2006, his first year of employment, Dr. Koffer was eligible for a bonus equal to 50% of his base salary, pursuant to his employment agreement then in effect. Under his employment agreement in effect during fiscal year 2006, Mr. Bell was eligible to receive a bonus equal to 25% of his base salary, half of which was based on meeting personal objectives, half of which was based on the performance of Old RPS. Messrs. Shah and Arcangelo and Ms. Brennan were eligible for bonuses at the sole discretion of the Board of Directors, determined by the performance of Old RPS or RPS in relation to set profitability targets, and adjusted at the discretion of the Board.

For 2006, performance-based bonuses earned as a percentage of base salaries were 48% for Mr. Perlman, 50% for Dr. Koffer, 20% for Mr. Bell, 33% for Mr. Shah, and 20% for Ms. Brennan. For 2007, performance-based bonuses earned as a percentage of base salaries were 49% for Mr. Perlman, 41% for Dr. Koffer, 33% for Mr. Bell, 33% for Mr. Shah, and 20% for Ms. Brennan. No executive officer is guaranteed to receive a bonus, with the exception that Dr. Koffer’s bonus was guaranteed for his service in 2006 following his hire in July of 2006.

Performance bonuses for our named executive officers earned in 2006 and 2007 are shown in the Summary Compensation Table, under the heading “Non-Equity Incentive Plan Compensation” in this Proxy Statement.

Long-Term Incentives

The Committee considers long-term incentives to be an essential component of executive compensation so that a proper balance exists between short- and long-term considerations and enhancing stockholder value. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of RPS’ stockholders. Prior to the Merger, Old RPS’ 2002 Plan was the primary means for granting stock ownership to the executive management. After the Merger, RPS adopted the 2007 Plan and terminated Old RPS’ 2002 Plan. As part of the Merger, awards made under the 2002 Plan, unless terminated or exercised, were replaced with awards made under the 2007 Plan.

The terms of the 2007 Plan, including provisions relating to termination and Change in Control, are described in Proposal Four of this Proxy Statement “Approval of the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan.”

In December 2007, in connection with the Merger, we granted 450,000 options to Mr. Perlman, 180,000 options to Mr. Bell, and 120,000 options to Dr. Koffer under the 2007 Plan. Stock options held by RPS’ executives, employees, and consultants that were not terminated as a result of the Merger and/or exercised under the 2002 Plan have been replaced with stock options under the 2007 Plan pursuant to the formula established in the agreement governing the Merger, as amended. Each option granted under the 2002 Plan was terminated and converted into an option to purchase RPS’ stock exercisable for the number of whole shares of RPS’ common stock (rounded down to the nearest whole number of shares of RPS’ stock) underlying the option granted under the 2002 Plan, multiplied by 1.8140442. The per share exercise price of the replacement option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the per share exercise price of the option granted under the 2002 Plan by 1.8140442.

Other Compensation and Benefits

All of the executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life, disability, 401(k) and Section 125 plans. Consistent with RPS’ compensation philosophy, RPS intends to continue to maintain the current benefits for the executive officers. The

Committee in its discretion may reduce, revise, amend or add to any executive’s benefits and perquisites as it deems advisable.

RPS provides the executive officers with limited perquisites and other personal benefits that are not otherwise available to all RPS employees. We believe the few perquisites and other personal benefits made available to the executive officers are reasonable and consistent with RPS’ overall compensation program, and better enable RPS to attract and retain superior employees for key positions. Certain perquisites may be subject to the approval of the Committee, depending on the amount and type. Perquisites and personal benefits are taken into account as part of the total compensation to executive officers, and generally include a car allowance and premiums for health, dental, life and disability insurance paid on behalf of the executive officers, all as described in the footnotes to the Summary Compensation Table.

Perquisites and other personal benefits for the named executive officers are described in the Summary Compensation Table, under the heading “All Other Compensation” in this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and the four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The Committee generally intends to structure the performance-based portion of our executive compensation, when feasible, to comply with the exemptions provided in Section 162(m) so that the compensation remains tax deductible to us. However, the Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Comparison of Named Executive Officer Compensation Prior to and Subsequent to the Merger

All of Old RPS’ executive officers were retained after the Merger, and are currently executive officers of RPS. Pursuant to the Merger, Daniel Perlman, Harris Koffer, and Steven Bell each entered into new employment agreements with RPS, and Samir Shah entered into an employment agreement with RPS on December 6, 2007. The existing employment agreement between Ms. Brennan and Old RPS was retained and remains in effect.

Comparing the base salary earned by the named executives in 2006 to the base salary earned by the named executives in 2007, after the Merger was completed, Mr. Perlman’s base salary increased by approximately 12%, Dr. Koffer’s base salary remained the same (on an annualized basis), Mr. Bell’s base salary increased by approximately 8%, Mr. Shah’s base salary increased by 11%, and Ms. Brennan’s base salary remained the same. The increase in base salary for the executive officers can primarily be attributed to the new employment agreements entered into by Messrs. Perlman and Bell in conjunction with the Merger, and the employment agreement entered into between RPS and Mr. Shah on December 6, 2007. Dr. Koffer’s base salary in his employment agreement in effect prior to the Merger and after the Merger remained constant. The increases in base salaries of Messrs. Perlman, Bell, and Shah reflected in the new employment agreements were due to a number of factors. Primarily, Old RPS had grown in both profitability and revenues since Messrs. Perlman, Bell, and Shah had entered into employment agreements, or begun employment, respectively, with Old RPS, and their base salaries were increased during that time to reflect the growth that occurred during their respective tenures. Also, their base salaries were increased to reflect both actual and projected growth between the end of 2006 and the Merger. In addition, given the transitions consequent to the Merger, the increases in base salaries were determined to be an important part of retaining those executives that were instrumental to both completing the Merger and to the future of RPS.

Comparing the performance bonus as a percentage of salary awarded to the executive officers at the end of 2006 to the performance bonuses as a percentage of salary after the Merger and at the end of 2007, Mr. Perlman’s performance bonus percentage remained the same, Dr. Koffer’s decreased by 9% points, Mr. Bell’s increased by 13% points, and Mr. Shah’s and Ms. Brennan’s remained the same. The changes in performance bonuses can be attributed to the loss of the guaranteed performance bonus provided for in Dr. Koffer’s employment agreement for 2006, and Mr. Bell’s performance as our Executive Vice President of Finance and Chief Financial Officer. Under the employment agreements entered into in connection with or after the Merger, performance bonuses to Messrs. Bell and Shah are awarded at the sole discretion of the Board of Directors. Mr. Perlman and Dr. Koffer became eligible for performance bonuses of 60% and 50%, respectively, based on the increased revenues of Old RPS under their management, and also to reflect the general impression by Old RPS’ and Cross Shore’s respective boards of directors of the appropriate range of bonuses available to executives of similar title and responsibility in companies similar to Old RPS and RPS.

Mr. Perlman received no compensation in the form of stock option awards in 2006, and received $84,621 in option award compensation in 2007 as a result of the 450,000 options awarded by virtue of his employment agreement entered into in conjunction with the Merger. Similarly, Mr. Bell and Dr. Koffer received an additional $34,554 and $48,102 in compensation in the form of stock option awards in 2007, respectively, when compared to 2006, also as a result of the stock options awarded by virtue of entering into their respective employment agreements in conjunction with the Merger. Mr. Shah’s compensation in the form of stock option awards in 2007 was not a result of the Merger, but rather the vesting of his options granted in 2006. Ms. Brennan received no compensation in the form of stock option grants during 2006 or 2007. The primary determinant in awarding stock options to Messrs. Perlman and Bell and Dr. Koffer in conjunction with the Merger was to align the interests of these executives with those of RPS’ stockholders. As a result of the Merger, many stockholders that were previously unfamiliar with Old RPS were now taking an equity interest in RPS, and to align the interests of these stockholders with management, as well as to retain these executives and assure continued alignment of interests between the executives and the RPS stockholders, the Board of Directors approved the award of stock options to Mr. Perlman, who prior to the Merger had not been granted stock options, and awarded additional options to Mr. Bell and Dr. Koffer.

Comparing the total compensation earned by the named executives in 2006 to the total compensation earned by the named executives in 2007, after the Merger was completed, Mr. Perlman’s total compensation (excluding the one-time bonus he received upon completion of the Merger) increased by approximately 30%, primarily due to an increase in base salary and stock option compensation. Dr. Koffer’s total compensation (excluding the one-time bonus he received upon completion of the Merger) increased by approximately 7% (on an annualized basis), primarily due to an increase in stock option compensation as a result of options granted prior to the Merger vesting and options granted in conjunction with the Merger. Mr. Bell’s total compensation (excluding the bonus he received upon completion of the Merger) increased by approximately 28%, primarily due to an increase in bonus, compensation in the form of stock options, and an increase in base salary. Mr. Shah’s total compensation increased by approximately 12%, primarily due to an increase in base salary and bonus. Total compensation for Ms. Brennan increased by less than 1%, primarily due to an increased bonus. Including the one-time bonuses received upon completion of the Merger, Messrs. Perlman, Bell and Dr. Koffer’s total compensation for 2007 increased by 78%, 102%, and 15% (on an annualized basis), respectively.

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers in 2006 and 2007.

			Non-Equity
	Fiscal		Incentive Plan	Option	All Other
Name and Principal Position(1)(12)	Year	Salary	Compensation	Awards(13)	Compensation		Total

Daniel M. Perlman	2006	$306,394	$146,890	—	$62,545	(2)	$515,829
Chief Executive Officer	2007	$350,000	$171,205	$84,621	$313,426	(3)	$919,252
Steven Bell	2006	$260,000	$53,044	$1,177	$22,798	(4)	$337,019
Chief Financial Officer	2007	$280,000	$91,309	$35,731	$273,863	(5)	$680,903
Harris Koffer	2006	$143,182	$71,591	$20,201	$11,320	(6)	$246,294
President and Chief Operating Officer	2007	$300,000	$122,289	$68,303	$78,780	(7)	$569,372
Janet Brennan	2006	$260,000	$53,044	—	$18,959	(8)	$327,003
Chief Clinical Officer	2007	$255,000	$52,992	—	$19,159	(9)	$332,151
Samir Shah	2006	$225,000	$73,445	$2,941	$25,951	(10)	$327,337
Vice President, Strategic Development	2007	$250,000	$81,526	$4,706	$31,101	(11)	$367,333

(1)	Neither the CEO, CFO, nor any of our other three most highly compensated executive officers received any compensation in the form of stock awards, bonuses, or a change in pension value and nonqualified deferred compensation earnings in 2006 or 2007. Accordingly, the corresponding columns have been omitted.

(2)	Mr. Perlman’s additional compensation for 2006 consists of $13,811 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile lease payments totaling $37,213 annually, payment of auto insurance premiums in the amount of $3,921, and automobile maintenance, repairs, and gasoline in the amount of $7,600.

(3)	Mr. Perlman’s additional compensation in 2007 consisted of $14,914 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile lease payments totaling $37,213 annually, payment of auto insurance premiums in the amount of $3,699, automobile maintenance, repairs, and gasoline in the amount of $7,600, and a $250,000 bonus upon completion of the Merger.

(4)	Mr. Bell’s additional compensation for 2006 consists of $13,798 in medical, dental, and other insurance premiums paid by Old RPS, and a monthly automobile allowance totaling $9,000 annually.

(5)	Mr. Bell’s additional compensation in 2007 consisted of $14,863 in medical, dental, and other insurance premiums paid by Old RPS, a monthly automobile allowance totaling $9,000 annually, and a $250,000 bonus upon completion of the Merger.

(6)	Dr. Koffer’s additional compensation for 2006 consisted of Company paid medical, dental, and other insurance premiums in an amount of $4,650, and a monthly car allowance in the total amount of $6,670 for the portion of 2006 in which he was the Chief Operating Officer and President of Old RPS.

(7)	Dr. Koffer’s additional compensation in 2007 consisted of paid medical, dental, and other insurance premiums in the amount of $16,780, a monthly car allowance in an amount of $12,000 for 2007, and a $50,000 bonus upon completion of the Merger.

(8)	Ms. Brennan’s additional compensation for 2006 consists of $5,231 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile lease payments totaling $11,342 annually, and payment of auto insurance premiums and repairs in the amount of $2,386.

(9)	Ms. Brennan’s additional compensation in 2007 consisted of $6,111 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile lease payments totaling $10,788 annually, and payment of auto insurance premiums and repairs in the amount of $2,260.

(10)	Mr. Shah’s additional compensation for 2006 consists of $13,754 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile payments totaling $11,504 annually, and auto insurance premiums in the amount of $693.

(11)	Mr. Shah’s additional compensation in 2007 consisted of $14,684 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile payments totaling $15,120 annually, and auto insurance premiums in the amount of $1,297.

(12)	Mr. Dennis M. Smith was the Chief Executive Officer of Cross Shore until completion of the Merger, when Mr. Perlman replaced him as Chief Executive Officer. Mr. Smith did not receive any compensation for services rendered as CEO of Cross Shore during 2006 and until August 29, 2007, except reimbursement for out-of-pocket expenses incurred in identifying and performing due diligence on a target for a qualified business combination. Mr. Smith’s compensation is set forth in the “Director Compensation” table of this Proxy Statement.

(13)	The amounts reported in the “Option Awards” column represent the amount of compensation cost recognized by us in 2006 and 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see the section of our 2007 Form 10-K entitled “Management’s Discussion and Analysis: Stock Based Compensation,” as filed with the Securities and Exchange Commission on March 20, 2008.

Named Executive Officer Employment Agreements

Daniel M. Perlman, Harris Koffer, Steven Bell, Janet Brennan, and Samir Shah have written employment agreements setting forth the material terms of their employment. Daniel Perlman, Harris Koffer and Steven Bell entered into new employment agreements in conjunction with the Merger, and Samir Shah entered into an employment agreement with RPS on December 6, 2007. These new employment agreements were reviewed and approved by the respective boards of directors of Old RPS and Cross Shore. Janet Brennan’s employment agreement remained in effect before and after the Merger. Under these employment agreements, these executives receive annual base salaries at rates not less than the amounts reported in the Summary Compensation Table for 2007, which may be adjusted from time to time. Each of these agreements provides for:

•	The payment of bonuses which are based upon achievement of agreed upon criteria established from time to time by the Committee, and

•	Customary allowances and perquisites.

Each of our named executive officers as of the end of 2006 and 2007 participated in both short-term and long-term incentive programs provided by Old RPS and now provided by RPS. The level of participation is determined by the Committee and varies by named executive officer.

Potential severance payments in the event of termination or change of control of RPS for each named executive officer, as applicable, are described more particularly in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

Daniel M. Perlman Employment Agreement

Daniel M. Perlman entered into an employment agreement with RPS on April 26, 2007, to serve as our Chairman and Chief Executive Officer, and the employment agreement became effective on August 29, 2007, upon completion of the Merger. The employment agreement has an initial term of three years, and will be automatically renewed for successive one year periods after the initial term unless terminated by either RPS or Mr. Perlman within a specified period prior to the end of the initial term or any renewal thereof.

During the term of the employment agreement, Mr. Perlman is entitled to receive a base salary of $400,000 per year (or such higher rate as the Board of Directors may designate from time to time), payable in accordance with our normal payroll practices. Mr. Perlman is eligible to receive an annual target bonus equal to 60% of his base salary, with the actual amount of any bonus based on achieving our business and financial objectives. In addition, Mr. Perlman is entitled to participate in the 2007 Plan and any programs available to executive officers and all benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by us from time to time for our executives or employees generally. We have agreed under the employment agreement to obtain and maintain a life insurance policy covering the life of Mr. Perlman with death benefits in an aggregate amount of not less than $4,000,000, with the beneficiaries of such policy to be selected by Mr. Perlman.

Under the employment agreement, in December 2007 we granted Mr. Perlman a stock option to purchase 450,000 shares at an exercise price of $5.05 per share. Mr. Perlman’s initial stock option grant will vest equally over a three year period, unless a change of control occurs, in which case Mr. Perlman’s options immediately vest as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Mr. Perlman’s stock options will be treated as incentive stock options to the maximum extent possible.

Mr. Perlman will also be entitled to receive various severance payments and benefits in the event his employment is terminated by RPS or he voluntarily resigns his employment as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Additionally, Mr. Perlman and RPS have made customary representations regarding confidentiality, assignment of inventions, and non-competition, and RPS has made representations regarding indemnification under our certificate of incorporation and bylaws.

Harris Koffer Employment Agreement

Dr. Harris Koffer entered into an employment agreement with RPS on April 26, 2007, to serve as our President and Chief Operating Officer. The employment agreement became effective on August 29, 2007, upon completion of the Merger. The employment agreement can be terminated by RPS at any time for any reason. Dr. Koffer will also be entitled to receive various severance payments and benefits in the event his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

During the term of the employment agreement, Dr. Koffer is entitled to receive a base salary of $300,000 (as may be adjusted by the Board of Directors from time to time), payable in accordance with our normal payroll practices. Dr. Koffer is also eligible to receive an annual target bonus equal to 50% of his base salary for achieving our business and financial objectives. In addition, Dr. Koffer will be entitled to participate in all benefit plans, including medical, dental, retirement, flexible spending account, Section 125 plan, Section 401(k) plan, short- and long-term disability, life insurance (in an amount equal to three times his base salary) and accident and disability insurance, and other such plans established by us from time to time for our executives or employees generally.

Under the employment agreement, in December 2007 we granted Dr. Koffer a stock option grant to purchase 120,000 shares at an exercise price of $5.05 per share (in addition to incentive stock options that were granted as replacement options for the incentive stock options held by Dr. Koffer in Old RPS pursuant to the Merger). Dr. Koffer’s initial stock option grant will have a three year vesting schedule from the date of grant with one-third of the options vesting after one year from the date of grant and an additional 8.33% vesting each 90 days thereafter.

Additionally, the employment agreement contains customary representations by Dr. Koffer and RPS relating to confidentiality, assignment of inventions, and non-competition.

Steven Bell Employment Agreement

Mr. Steven Bell entered into an employment agreement with RPS on April 26, 2007 to serve as our Executive Vice President of Finance and Chief Financial Officer. The employment agreement became effective on August 29, 2007, upon completion of the Merger. The employment agreement has an initial term of one year, and is automatically renewed for successive one year periods after the initial term unless terminated by either RPS or Mr. Bell within a specified period prior to the end of the initial term or any renewal thereof. Mr. Bell will also be entitled to receive various severance payments and benefits in the event his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

During the term of the employment agreement, Mr. Bell is entitled to receive a base salary of $280,000 per year (or such other higher rate as the Chief Executive Officer may designate from time to time), payable in accordance with our normal payroll practices. Mr. Bell is also eligible to receive an annual bonus in such amount as determined by the Board of Directors in its sole discretion. In addition, Mr. Bell is entitled to participate in all benefit plans, including medical, dental, retirement, short- and long-term disability, the premiums and fees for which will be fully paid by RPS, and stock incentive and other such plans established by us from time to time for our executives or employees generally.

Under the employment agreement, in December 2007 we granted Mr. Bell a stock option grant to purchase 180,000 shares at an exercise price of $5.05 per share (in addition to incentive stock options that were granted as replacement options for the incentive stock options held by Mr. Bell in Old RPS pursuant to the Merger). Mr. Bell’s initial stock option grant will have a three year vesting schedule from the date of grant, with one-third of the options vesting after one year of service and an additional 8.33% vesting each 90 days thereafter.

Additionally, the employment agreement contains customary representations by Mr. Bell and RPS regarding confidentiality, assignment of inventions, and non-competition.

Janet Brennan Employment Agreement

Ms. Janet Brennan entered into an employment agreement with Old RPS on April 28, 2001, which remains in effect with RPS. Under Ms. Brennan’s employment agreement, Ms. Brennan serves as our Chief Clinical Officer and Executive Vice President of Global Operations. The initial term was one year and was automatically renewed for successive one year periods unless terminated by either RPS or Ms. Brennan within a specified period prior to the end of the initial term or any renewal term.

During the term of Ms. Brennan’s employment agreement, Ms. Brennan is entitled to receive a base salary of $165,000 per year (or such higher rate as the Board of Directors may designate from time to time), payable in accordance with our normal payroll practices. Ms. Brennan is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Ms. Brennan is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by RPS from time to time for its executives or employees generally.

Ms. Brennan is also entitled to receive various severance payments and benefits from RPS in the event her employment is terminated by RPS or she voluntarily resigns her employment as described in the section entitled “Potential Payments Upon Termination or Change in Control.”

Additionally, the employment agreement contains customary representations by Ms. Brennan and RPS regarding confidentiality, assignment of inventions, and non-competition.

Samir Shah Employment Agreement

Mr. Samir Shah entered into an employment agreement with RPS on December 6, 2007. Under Mr. Shah’s employment agreement, Mr. Shah serves as our Vice President, Strategic Development. The initial term is one year and automatically renews for successive one year periods unless terminated by either RPS or Mr. Shah within a specified period prior to the end of the initial term or any renewal term.

During the term of Mr. Shah’s employment agreement, Mr. Shah is entitled to receive a base salary of $250,000 per year (or such higher rate as the Board of Directors may designate from time to time), payable in accordance with our general payroll practices. Mr. Shah is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Mr. Shah is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans we establish from time to time for our executives or employees generally.

Mr. Shah is also entitled to receive various severance payments and benefits from RPS in the event that his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

Additionally, the employment agreement contains customary representations by Mr. Shah and RPS regarding confidentiality, assignment of inventions, and non-competition.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during 2006 and 2007.

										Grant
									Exercise	Date Fair
									or Base	Value of
									Price of	Stock and
			Estimated Future Payouts Under						Option	Option
		Grant	Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3) (4)			Awards	Awards
Name	Year	Date(1)	Threshold	Target	Maximum	Threshold	Target(5)	Maximum	($/Sh)	(6)

Daniel M. Perlman	2006	—	—	$146,890	—	—	—	—	—	—
Chief Executive Officer	2007	12/06/07	—	$171,205	—	—	450,000	—	$5.05	$762,000
Steven Bell	2006	5/23/06	—	$53,044	—	—	36,280	—	$0.83	$5,600
Chief Financial Officer	2007	12/06/07	—	$91,309	—	—	180,000	—	$5.05	$305,000
Harris Koffer	2006	7/10/06	—	$71,591	—	—	899,279	—	$0.83	$137,000
Chief Operating Officer	2007	12/06/07	—	$122,289	—	—	120,000	—	$5.05	$203,000
Janet Brennan	2006	—	—	$53,044	—	—	—	—	—	—
Chief Clinical Officer	2007	—	—	$52,992	—	—	—	—	—	—
Samir Shah	2006	5/23/06	—	$73,445	—	—	90,702	—	$0.83	$14,000
Vice President, Strategic Development	2007	—	—	$81,526	—	—	—	—	—	—

(1)	Ms. Brennan and Mr. Shah were not granted any stock options in 2007. Ms. Brennan and Mr. Perlman were not granted any stock options in 2006. The grant date listed is the date stock options were granted to Messrs. Perlman, Bell, Shah, and Dr. Koffer. Non-equity incentive plan awards were awarded as detailed under the heading “Performance Bonuses” in the “Compensation Discussion and Analysis” above.

(2)	The non-equity incentive plan used by both Old RPS and RPS to provide bonuses to executive officers does not provide for threshold, target or maximum amounts of bonuses to be awarded upon satisfaction of conditions under the plan. The bonuses awarded to executive officers under the non-equity incentive plan are determined by the Board of Directors by reviewing and approving an annual budget that includes a provision for awarding bonuses to the executive officers based upon achieving performance targets established by the Board of Directors for each fiscal year. Depending on whether Old RPS or RPS, as applicable, achieves, exceeds or falls short of the financial target established by the Board of Directors, the Board of Directors determines, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. The performance target for 2006 was an EBITDA of $3,000,000 and the performance target for 2007 was EBITDA of $7,500,000. Please see the section of this Proxy Statement entitled “Performance Bonuses” in “Compensation Discussion and Analysis” for additional detail.

(3)	Old RPS’ 2002 Plan, now terminated, and RPS’ 2007 Plan did not and do not, respectively, provide for threshold, target, or maximum amounts of options to be awarded upon satisfaction of conditions under either plan. The number of options awarded to each participant in the previous 2002 Plan or the current 2007 Plan was or is determined by the Board of Directors and not contingent on any other factors. Mr. Bell and Dr. Koffer were awarded replacement options under their respective employment agreements with RPS, and Messrs. Perlman, Bell and Dr. Koffer were awarded a specific number of options pursuant to their respective employment agreements with RPS.

(4)	The column with the heading “All Other Stock Awards: Number of Shares of Stock or Units” has been deleted from the table because neither Old RPS or RPS awarded any shares of stock or units during 2006 or 2007. The column with the heading “All Other Option Awards: Number of Securities Underlying Options” has been deleted from the table because all of the options awarded to the named executives in 2006 were awarded under the 2002 Plan, and all of the options awarded to the named executives in 2007 were awarded under either the 2002 Plan or the 2007 Plan, and are listed under the column with the heading “Estimated Future Payouts Under 2002 Plan Awards: Target.”

(5)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of the Merger, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price of the Old RPS option by 1.8140442. Option grants made in 2006 and 2007 noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

(6)	The amounts reported in the “Option Awards” column represent the amount of compensation cost recognized by us in 2006 and 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see the section of our 2007 Form 10-K entitled “Management’s Discussion and Analysis: Stock Based Compensation,” as filed with the SEC on March 20, 2008.

Outstanding Equity Awards at Fiscal Year End

The table below sets forth information regarding our named executive officers’ outstanding equity awards at the completion of 2006.

	Option Awards(2)(3)(4)(9)
	Number of Securities		Number of Securities
	Underlying		Underlying			Option
	Unexercised Options		Unexercised Options		Option Exercise	Expiration
Name(1)	(#) Exercisable		(#) Unexercisable		Price ($)	Date

Daniel M. Perlman	—		—		—	—
Chief Executive Officer	30,233	(6)	6,047		$0.83	6/1/2014
Steven Bell			36,280	(6)	$0.83	5/23/2016
Chief Financial Officer			899,279		$0.83	7/10/2016
Harris Koffer	5,442	(7)	—		$0.37	12/31/2011
Chief Operating Officer	5,442	(8)	—		$0.37	12/31/2012
Janet Brennan	60,468	(5)	12,093	(5)	$0.83	6/1/2014
Chief Clinical Officer	1,814	(7)	—		$0.37	12/31/2011
Samir Shah	1,814	(8)	—		$0.37	12/31/2012
Vice President,	30,233	(6)	6,047	(6)	$0.83	6/1/2014
Strategic Development			90,702	(6)	$0.83	5/23/2016

(1)	Dr. Koffer was granted 495,732 options under the Equity Incentive Plan on July 10, 2006 pursuant to the terms of his employment agreement then in effect. Pursuant to the Merger, Dr. Koffer’s options were cancelled and replaced with 899,279 options. None of Dr. Koffer’s options were exercisable during 2006. Dr. Koffer’s options vest on the following schedule: 33 1/3% vested on July 10, 2007, 2 7/9% vest every month thereafter until the option is fully vested on July 10, 2009, provided that Dr. Koffer has remained continuously employed by the Company during those three years.

(2)	None of the securities underlying any of the named executive officers’ options are unearned, and therefore the column with the heading “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been deleted from this table.

(3)	The four columns under the heading “Stock Awards” have been deleted from this table because the Company did not award any stock during fiscal year 2006.

(4)	All options listed in the table vest on the following schedule: 33 1/3% of options vest on the first anniversary of the date of grant, and 8 1/3% of options vest every 90 days until fully vested. The option becomes fully vested three years after grant, provided that the employee has remained continuously employed by the Company during those three years.

(5)	These options became fully vested on June 1, 2007.

(6)	These options become fully vested on May 23, 2009.

(7)	These options became fully vested on December 31, 2004.

(8)	These options became fully vested on December 31, 2005.

(9)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of the Merger on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price of the Old RPS option by 1.8140442. Option grants made in 2006 noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

The table below sets forth information regarding our named executive officers’ outstanding equity awards at the completion of 2007.

	Option Awards(1)(2)(3)(8)
	Number of Securities		Number of Securities
	Underlying		Underlying			Option
	Unexercised Options		Unexercised Options		Option Exercise	Expiration
Name	Exercisable		Unexercisable		Price (/Sh)	Date

Daniel M. Perlman	—		450,000	(9)	$5.05	12/06/2017
Chief Executive Officer	36,280	(4)	—		$0.83	6/01/2014
Steven Bell	18,140		18,140	(5)	$0.83	5/23/2016
Chief Financial Officer	—		180,000	(9)	$5.05	12/06/2017
Harris Koffer	424,660		474,619	(10)	$0.83	7/10/2016
Chief Operating Officer			120,000	(9)	$5.05	12/6/2017
Janet Brennan	5,442	(6)	—		$0.37	12/31/2011
Chief Clinical Officer	5,442	(7)	—		$0.37	12/31/2012
	72,561	(4)	—		$0.83	6/01/2014
Samir Shah	1,814	(6)	—		$0.37	12/31/2011
Vice President,	1,814	(7)	—		$0.37	12/31/2012
Strategic Development	36,280	(4)	—		$0.83	6/01/2014
	45,351		45,351	(5)	$0.83	5/23/2016

(1)	None of the securities underlying any of the named executive officers’ options are unearned, and therefore the column with the heading “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been deleted from this table.

(2)	The four columns under the heading “Stock Awards” have been deleted from this table because the neither Old RPS or RPS awarded any stock during 2007.

(3)	All options listed in the table, with the exception of the 450,000 options granted to Mr. Perlman and the 899,279 options granted to Dr. Koffer upon commencing employment with Old RPS on July 10, 2006, vest on the following schedule: 33 1/3% of options vest on the first anniversary of the date of grant, and 8 1/3% of options vest every 90 days until fully vested. The options becomes fully vested three years after grant, provided that the employee has remained continuously employed by RPS during those three years. One-third of Mr. Perlman’s options vest each year over a three year period. The option becomes fully vested three years after the date of grant. Dr. Koffer’s 899,279 options vest on the following schedule: 33 1/3% vested on July 10, 2007, and 2 7/9% vest every month thereafter until the option is fully vested on July 10, 2009, provided that Dr. Koffer has remains continuously employed by RPS during those three years.

(4)	These options became fully vested on June 1, 2007.

(5)	These options become fully vested on May 23, 2009.

(6)	These options became fully vested on December 31, 2004.

(7)	These options became fully vested on December 31, 2005.

(8)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of the Merger on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price of the Old RPS option by 1.8140442. Option grants made in 2006 and 2007 noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

(9)	These option become fully vested on December 6, 2010.

(10)	These options become fully vested on July 10, 2009.

Option Exercises and Stock Vested Table

None of the named executive officers exercised any options awarded by either Old RPS or RPS during 2007 and neither Old RPS nor RPS have granted any stock awards. Therefore, the Option Exercises and Stock Vested table has been deleted from this Proxy Statement.

Pension Benefits Table

Neither Old RPS’ or RPS’ offer pension benefit plans to its employees or officers, and therefore the Pension Benefits table has been deleted from this Proxy Statement.

Nonqualified Deferred Compensation Table

None of the named executive officers participated in any nonqualified deferred compensation arrangements and therefore, the Nonqualified Deferred Compensation table has been deleted from this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

The following is a summary of the agreements and plans that provide for payment to a named executive officer at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities.

The employment agreements in place with Daniel Perlman, Harris Koffer, and Steven Bell were terminated and replaced with new employment agreements in connection with the Merger. The employment agreement with Janet Brennan remained effective after the Merger. Samir Shah did not operate under an employment agreement until December 6, 2007. The provisions relating to potential payments in connection with termination or a change in control for the employment agreements currently in effect are summarized below.

Some of the employment agreements with our named executive officers address severance payments upon a termination of his or her employment for “Cause” and/or “Good Reason.” The definitions of “Cause” and “Good Reason” are generally described below and are applicable to the employment agreements currently in effect.

Termination for “Cause” generally means termination because of:

•	Conviction of a felony or the commission of any other act or omission involving dishonesty or fraud;

•	Failure to perform duties as directed by our Board of Directors, provided those duties are reasonable and consistent with the duties generally performed by an executive with the same title;

•	Gross negligence or willful misconduct; or

•	Material breach of the employment agreement.

Termination with “Good Reason” generally means:

•	A material alteration or reduction in the employee’s duties;

•	A reduction in the employee’s compensation package; or

•	A requirement that the employee be based at a location in excess of 40 miles from the employee’s current residence.

The employment agreement Mr. Perlman entered into in conjunction with the Merger addresses severance payments upon a termination of his employment for “Cause” and/or “Good Reason”. The definitions of “Cause” and “Good Reason” are described below and are applicable to his employment agreement currently in effect.

Termination for “Cause” generally means termination because of:

•	Conviction of a felony;

•	Indictment for a felony involving dishonesty or fraud or the commission of an act or omission involving dishonesty or fraud; or

•	Gross negligence or willful misconduct.

Termination with “Good Reason” generally means:

•	A material breach of our obligations to Mr. Perlman under the employment agreement that is not remedied within a specific amount of time;

•	A relocation of Mr. Perlman outside the metropolitan Philadelphia area;

•	A material change in the job description, office title, and/or responsibilities of Mr. Perlman, excluding promotions or increased responsibility;

•	Removal from our Board of Directors without Cause; or

•	Failure of RPS to nominate Mr. Perlman as a candidate for election to our Board of Directors.

Daniel M. Perlman’s Employment Agreement

If Mr. Perlman’s employment is terminated by RPS without cause or if Mr. Perlman voluntarily resigns for good reason, there are two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.

•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following such termination or resignation and entitles him to receive an amount equal to 2.99 times his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment of his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for a period of 18 months following termination if Mr. Perlman elects to have COBRA coverage.

•	Option two permits Mr. Perlman to choose not to be bound by the agreement’s non-competition and non-solicitation covenants and entitles him to receive an amount equal to his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment by RPS of his premiums under COBRA for a period of 18 months following termination if Mr. Perlman elects to have COBRA coverage.

If we terminate Mr. Perlman for cause, he will have two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.

•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of one year following termination and entitles him to receive an amount equal to his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment of his premiums under COBRA for a period of 12 months following termination if Mr. Perlman elects to have COBRA coverage.

•	Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants but does not entitle him to receive any severance payments or benefits from RPS.

If Mr. Perlman voluntarily resigns his employment without good reason, we will pay Mr. Perlman all compensation accrued through the date of resignation, and Mr. Perlman will be bound by the employment agreement’s non-competition and non-solicitation covenants for one year following the date of resignation.

If we terminate Mr. Perlman’s employment due to his suffering a permanent disability (as defined in the employment agreement), he will receive in one lump sum payment an amount equal to two times his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated. RPS will also pay Mr. Perlman’s premiums under COBRA for a period of 18 months following termination if he elects to have COBRA coverage. Mr. Perlman is also entitled under the employment agreement to receive the benefits under a disability insurance policy maintained by us that would pay Mr. Perlman at least 60% of his then current annual base salary.

If Mr. Perlman dies during the term of the employment agreement, we will pay his estate all compensation and reimbursements accrued for Mr. Perlman through the date of his death.

Notwithstanding the provisions of Mr. Perlman’s employment agreement related to termination without a change of control, if we terminate Mr. Perlman’s employment for any reason other than death, disability, or cause within six months preceding or 12 months after a change of control, or if he resigns for any reason during this period, he has two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.

•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following his termination or resignation and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to 2.99 times the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman will also be entitled to receive, for a period of three years following the later of the change of control, termination or resignation, medical benefits for him, his spouse and any dependents to the same extent he was so entitled prior to such termination or resignation, at our expense if and to the extent we were paying for such benefits at the time of such termination or resignation. If our medical benefits plans do not allow such payment, we will pay Mr. Perlman a lump sum equal to the amount it would have paid for such coverage over the three year period had such coverage been permitted. Mr. Perlman, his spouse, and any dependents would also be entitled to such rights as he or they may have to continue coverage at his sole expense under COBRA for the COBRA coverage period following the expiration of the period during which he, his spouse and any dependents continue to receive such medical benefits coverage.

•	Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman would also receive the same continuation of medical benefits (or lump sum payment if continued coverage is not permitted) described above, except that such medical benefits would extend only for a period of one year.

Notwithstanding any agreements to the contrary, upon a change of control (whether or not Mr. Perlman’s employment is thereafter terminated), all of Mr. Perlman’s stock grants shall become fully vested immediately before such change of control, all stock options previously granted shall become immediately vested and exercisable (without regard to continued employment or performance-based vesting standards), and each non-qualified stock option shall remain exercisable until the earlier of (i) the later of 180 days after the change of control or the period set forth in the relevant stock option agreement or (ii) the scheduled expiration date of such option. The exercise period of any incentive stock options granted to Mr. Perlman will continue to be governed by the relevant incentive stock option agreement.

Harris Koffer’s Employment Agreement

In Dr. Koffer’s employment is terminated for any reason within 12 months following the effective date of the employment agreement, one-third of Dr. Koffer’s then outstanding options will automatically vest. Dr. Koffer’s stock options will be treated as incentive stock options to the maximum extent possible.

If Dr. Koffer’s employment is terminated by RPS without cause or by Dr. Koffer for good reason, he will be entitled to receive a lump sum payment equal to his then current annual base salary.

If Dr. Koffer’s employment is terminated by RPS for cause or by Dr. Koffer without good reason, he will be entitled to receive his then current base salary through the date of termination. If Dr. Koffer’s employment is terminated as a result of his death or disability, there will be no further payments of his base salary under the employment agreement.

Steven Bell’s Employment Agreement

In Mr. Bell’s employment is terminated for any reason within 12 months following the effective date of the employment agreement, one-third of Mr. Bell’s then outstanding options will automatically vest. All of Mr. Bell’s options granted under the employment agreement will immediately vest upon the occurrence of a change of control. Mr. Bell’s stock options will be treated as incentive stock options to the maximum extent possible.

If we terminate Mr. Bell’s employment without cause, he will be entitled to receive his then current base salary and benefits for a period of 18 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which such termination occurs.

If we terminate Mr. Bell’s employment without cause at any time after the date which is three months before a change of control or at any time thereafter, he will be entitled to receive his then current base salary and benefits for a period of 24 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which such termination occurs.

If Mr. Bell’s employment is terminated by RPS for cause, or due to his death or disability, or if Mr. Bell resigns for any reason, he will be entitled to receive his then current base salary through the date of termination or resignation.

Samir Shah’s Employment Agreement

Mr. Shah’s employment agreement provides that if he is terminated without cause, he is entitled to receive, as severance, base salary and benefits for one year following termination. If Mr. Shah is terminated with cause, he terminates the employment agreement, or the employment is terminated due to death or disability, Mr. Shah is entitled to receive base salary through the date of termination.

Janet Brennan’s Employment Agreement

Ms. Brennan’s employment agreement provides that if she is terminated without cause, she is entitled to receive her base salary and benefits for one year following termination. If Ms. Brennan is terminated with cause, she terminates the employment agreement, or the employment is terminated due to her death or disability, Ms. Brennan is entitled to receive her base salary through the date of termination.

Quantification of Potential Payments upon Termination or Change in Control

The following table outlines the estimated termination payments that would be made to our named executive officers for the termination scenarios listed and assuming the triggering events for the scenarios occurred on December 31, 2007:

		Termination		Termination
	Year	without Cause		with Cause(1)		Change in Control

Daniel M. Perlman
Cash and Benefits	2007	$1,046,500	(9)(10)	$350,000	(12)	$1,091,242	(15)
		$525,000	(11)	—	(13)	$536,119	(16)
				$910,000	(14)
Equity Acceleration(3)		n/a		n/a		$761,585	(4)(8)
Harris Koffer
Cash and Benefits	2007	$300,000		—		n/a
Equity Acceleration(3)		$67,696	(5)	$67,696	(5)	$137,212	(4)
Steven Bell
Cash and Benefits	2007	$442,293		—		$589,726	(2)
Equity Acceleration(3)		$101,545	(6)	$101,545	(6)	$310,634	(4)(7)
Janet Brennan
Cash and Benefits	2007	$266,111		—		n/a
Equity Acceleration(3)		n/a		—		n/a
Samir Shah
Cash and Benefits	2007	$264,684		—		n/a
Equity Acceleration(3)		n/a		—		$14,119	(4)

(1)	Each of the named executive officers would receive his or her base salary through the date of termination if termination is made with cause. No additional payments would be made if the named executive officer was terminated on December 31, 2007.

(2)	This figure assumes Mr. Bell was terminated within three months prior to a change of control occurring on December 31, 2007, or any time thereafter.

(3)	Pursuant to the 2007 Plan, no option awards would accelerate in the event of the named executive officer’s termination on December 31, 2007. Options exercisable on the date of termination would remain exercisable for a period of three months from the date of termination.

(4)	Pursuant to the 2007 Plan, upon a change in control the Board of Directors may, but is not obligated to, cause all outstanding options to become fully vested and immediately exercisable. The figures in the table represent the value of the options if they became fully vested and exercisable on December 31, 2007.

(5)	Under the terms of Dr. Koffer’s employment agreement, 33 1/3% of Dr. Koffer’s stock options automatically vest if he is terminated during the first year of the term of his employment agreement, that is, before August 29, 2008. This figure assumes termination on December 31, 2007.

(6)	Under the terms of Mr. Bell’s employment agreement, 33 1/3% of Mr. Bell’s stock options automatically vest if he is terminated during the first year of the term of his employment agreement, that is, before August 29, 2008. This figure assumes termination on December 31, 2007.

(7)	Under the terms of Mr. Bell’s employment agreement, all of his stock options fully and immediately vest upon a change of control. This figure assumes a change of control and exercise of all stock options on December 31, 2007.

(8)	Under the terms of Mr. Perlman’s employment agreement, all of his stock options fully and immediately vest upon a change of control. This figure assumes a change of control and exercise of all stock option on December 31, 2007.

(9)	In this instance, termination without cause also includes termination with good reason.

(10)	This figure assumes Mr. Perlman agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months. Mr. Perlman may also elect coverage under COBRA.

(11)	This figure assumes Mr. Perlman does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement. Mr. Perlman may also elect coverage under COBRA.

(12)	This figure assumes Mr. Perlman resigns without good reason, resulting in Mr. Perlman being bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months. Mr. Perlman may also elect coverage under COBRA.

(13)	This figure assumes Mr. Perlman does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement.

(14)	This figure assumes Mr. Perlman is permanently disabled and has received payment from his disability insurance for one year. Mr. Perlman is entitled to receive at least 60% of his then base salary at the time of permanent disability. Mr. Perlman may also elect coverage under COBRA.

(15)	This figure assumes Mr. Perlman is terminated without cause or resigns within six months before or 12 months after a change of control and agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months and the cost of Mr. Perlman’s benefits remains the same over three years.

(16)	This figure assumes Mr. Perlman is terminated without cause or resigns within six months before or 12 months after a change of control and does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement and the cost of Mr. Perlman’s benefits remain the same over the next year.

Compensation Committee Interlocks and Insider Participation

Daniel Raynor and Stephen Stonefield are the members of our compensation committee. None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee. None of the members of our compensation committee has ever been our employee.

Code of Business Conduct and Ethics

As of the date of this Proxy Statement, we have not established a code of ethics as that term is defined in Item 406 of Regulation S-K under the Exchange Act. RPS recently became registered under the Exchange Act, but is not yet listed on an exchange or inter-dealer quotation system that requires a code of ethics or a code of conduct. While we have always strived to operate RPS using the utmost honest and ethical practices, and to document, consider, and resolve actual or apparent conflicts of interest openly, fairly, and in the best interests of RPS and our stockholders, we have not adopted a formal code that codifies these practices. We anticipate adopting a code of ethics prior to registering on a United States securities market.

We adopted a written Code on Dealing in Securities prior to the Merger, which requires the Chairman and Chief Executive Officer to notify and receive approval from the Board of Directors when the acquisition or disposition of our securities is proposed, and the party proposing to sell or buy those securities owns more than 3% of our outstanding securities. No such acquisition or disposition is permitted without approval of the Board of Directors, and the Board of Directors must determine that the proposed transaction is fair and reasonable to our stockholders. The Board of Directors has up to five days to review the proposed transaction, written approval or disapproval must be prepared, and the transaction must take place within two days after the date of the approval, if approval is granted.

We do not have a specific policy for transactions not involving our securities, but our past practice has been that the Board of Directors must review and grant approval for transactions involving related parties and/or significant expenditures.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock, as of the Record Date by each stockholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, and our directors and executive officers, including our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire currently or within 60 days after the Record Date through the exercise of any stock option or other right, including upon the exercise of warrants to purchase shares of common stock. Such shares are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other person. As of the Record Date, there were issued and outstanding 32,547,406 shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

	Number of Shares	Percentage of Shares
Name of Beneficial Holder	Beneficially Owned	Beneficially Owned

Executive Officers and Directors
Daniel M. Perlman(1)	2,604,461	8%
Harris Koffer(2)	689,479	2.1%
Steven Bell(1)(3)	292,505	*
Janet L. Brennan(1)(4)	551,215	1.7%
Joseph D. Arcangelo(1)(5)	514,934	1.6%
Samir Shah(1)(6)	251,676	*
Thomas R. Armstrong(7)	—	*
Jack H. Dean	—	*
James R. Macdonald(1)(8)	—	*
Warren M. Myers	—	*
Daniel Raynor(1)(9)	45,367	*
Stephen E. Stonefield	2,950	*
Peter M. Yu(7)	—	*
All directors and executive officers as a group (consists of 13 persons)	4,952,587	15.2%
5% Stockholders
Pangaea One Acquisition Holdings(7)	9,337,673	28.4%
The Argentum Group(9)	5,544,350	17.0%
The Productivity Fund IV(8)	3,322,614	10.2%
Lehman Brothers International (Europe)(10)	2,344,134	7.2%

*	represents a beneficial ownership of less than one percent of our outstanding common stock

(1)	1.5 million shares were placed in escrow pursuant to the Merger on August 30, 2007 and are beneficially owned on a pro-rated basis by the stockholders of Old RPS. Assuming no claims are made against the escrow fund, 60% of the escrow shares (900,000 shares) will be released from the escrow account on August 30, 2008, and the remainder will be released on August 30, 2009. Upon release of all of the shares in escrow, Mr. Perlman will receive approximately 242,880 shares, The Productivity Fund IV, L.P. will receive approximately 316,611 shares, The Productivity Fund IV Advisors Fund, L.P. will receive approximately 12,176 shares, Argentum Capital Partners II, L.P. will receive approximately 458,211 shares, Argentum Capital Partners, L.P. will receive approximately 86,204 shares, Vidacos Nominees Limited for the benefit of Daniel Raynor will receive approximately 4,489 shares, Janet Brennan will receive approximately 46,288 shares, Steven Bell will receive approximately 16,725 shares, Joseph Arcangelo will receive approximately 46,288 shares, and Samir Shah will receive approximately 14,224 shares, respectively, if all the shares are released from escrow on or before August 30, 2009. The table above reflects the release of 60% of the shares in escrow, which is scheduled to occur within 60 days of the Record Date. The remaining 40% of the shares currently in escrow are not included in the number of shares listed in this table because the shares are subject to forfeiture if any claims are made against the escrow.

(2)	All the shares listed for Dr. Koffer are fully vested but unexercised stock options. Dr. Koffer has the right to acquire beneficial ownership of these shares within 60 days of the Record Date.

(3)	123,490 of the listed shares are unexercised but fully vested stock options. Mr. Bell has the right to acquire beneficial ownership of these shares within 60 days of the Record Date.

(4)	83,445 of the listed shares are unexercised but fully vested stock options. Ms. Brennan has the right to acquire beneficial ownership of these shares within 60 days of the Record Date.

(5)	47,164 of the listed shares are unexercised but fully vested stock options. Mr. Arcangelo has the right to acquire beneficial ownership of these shares within 60 days of the Record Date.

(6)	107,934 of the listed shares are unexercised but fully vested stock options. Mr. Shah has the right to acquire beneficial ownership of these shares within 60 days of the Record Date.

(7)	Consists of 7,862,010 shares of common stock and 100,000 warrants exercisable for our common stock within 60 days of the Record Date held by Pangaea One Acquisition Holdings I, LLC and 1,452,324 shares of common stock held by Pangaea One Acquisition Holdings II, LLC. Pursuant to an agreement between RPS and Pangaea One Acquisition Holdings I, LLC, Pangaea One Acquisition Holdings I, LLC has the right to appoint and have elected up to two directors to our Board of Directors as long as they own at least 20% of our outstanding common stock, and one director as long as they own at least 10% of our outstanding common stock. Pangaea One Acquisition Holdings I, LLC has nominated and our Board of Directors has appointed Messrs. Armstrong and Yu as directors. The address for Messrs. Armstrong and Yu is c/o Cartesian Capital Group, LLC, 505 Fifth Avenue, 15th Floor New York, NY 10017.

(8)	Mr. Macdonald is an executive with First Analysis Corporation, which, through one or more intermediate partnerships, controls or shares control of The Productivity Fund IV, L.P. and The Productivity Fund IV Advisors Fund, L.P. The Productivity Fund IV, L.P beneficially owns 3,326,213 shares and The Productivity Fund IV Advisors Fund, L.P. beneficially owns 127,914 shares. Mr. Macdonald may be deemed to have beneficial ownership over the shares held by these entities. Mr. Macdonald disclaims such beneficial ownership. The address for Mr. Macdonald is c/o First Analysis Corporation, One South Wacker Drive, Suite 3900 (39th floor), Chicago, Illinois 60606.

(9)	Mr. Raynor is the managing member of Argentum Investments, LLC, which is the managing member of Argentum Partners II, L.P., which is the general partner of Argentum Capital Partners II, L.P. Mr. Raynor is also the chairman of B.R. Associates, Inc., which is the general partner of Argentum Capital Partners, L.P. Argentum Capital Partners, L.P beneficially owns 819,428 shares and Argentum Capital Partners II, L.P. beneficially owns 4,355,599 shares. Mr. Raynor may be deemed to have beneficial ownership over the shares held by these entities. Mr. Raynor disclaims such beneficial ownership. 42,674 of the listed shares are owned by Vidacos Nominees Limited for the benefit of Daniel Raynor. The address for Mr. Raynor is c/o The Argentum Group, 60 Madison Avenue, Suite 701 New York, NY 10010.

(10)	Consists of 2,232,134 shares and 112,000 warrants exercisable for our common stock within 60 days of the Record Date. The address for Lehman Brothers International (Europe) is 25 Bank Street, London E14 5LE, United Kingdom.

Related Party Transactions

RPS repurchased 750,000 shares of our common stock from Pangaea One Acquisition Holdings I, LLC (“Pangaea”) at a price of $4.85 per share, the quoted price on AIM on the repurchase date, for a total repurchase price of $3,637,500 pursuant to a Share Repurchase Agreement dated October 4, 2007. In addition, pursuant to an agreement between RPS and Pangaea, Pangaea has the right to appoint and have elected up to two directors to our Board of Directors as long as it owns at least 20% of our outstanding common stock, and one director as long as it owns at least 10% of our outstanding common stock. As of the Record Date, Pangaea owns 28.4% of our common stock and is an affiliate of Cartesian Capital Group, LLC (“Cartesian”). On November 16, 2007, RPS entered into a

Consulting Agreement with Cartesian for consulting and advisory services relating to non-U.S. acquisitions. Cartesian received advisory service fees in the amount of $600,000 over the term of the Consulting Agreement.

Our written Code on Dealing in Securities, adopted prior to our Merger, requires the Chairman and Chief Executive Officer to notify and receive approval from the Board of Directors when a party that owns 3% or more of our outstanding securities proposes acquisition or disposition of such securities. No such acquisition or disposition is permitted without approval of the Board of Directors, and the Board of Directors must determine that the proposed transaction is fair and reasonable to RPS’ stockholders. The Board has up to five days to review the proposed transaction, written approval or disapproval must be prepared, and the transaction must take place within two days after the date of the approval, if approval is granted. The repurchase of 750,000 shares of our common stock from Pangaea described above was reviewed and unanimously approved by the Board of Directors pursuant to the procedures of the Code on Dealing in Securities.

We do not have a specific policy for transactions not involving our securities, but our past practice has been that the Board of Directors must review and grant approval for transactions involving related parties and/or significant expenditures, such as the Consulting Agreement with Cartesian. In accordance with this practice, the Board of Directors reviewed and unanimously approved entry into the Consulting Agreement.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee operates under a charter adopted by the Cross Shore board of directors on June 4, 2007 and currently in effect for RPS. A copy of our Audit Committee Charter is available on our website at www.rpsweb.com, under the heading “Investor Relations.”

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee discussed with Ernst & Young, LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standard No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standard No. 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee received written disclosures and the letter from Ernst & Young, LLP required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from RPS and its related entities and has discussed with Ernst & Young, LLP their independence from RPS.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee

James Macdonald and Stephen Stonefield

Incorporation by Reference

Copies of a letter from our Chief Executive Officer, Daniel M. Perlman, and our Annual Report on Form 10-K, as amended, for fiscal year 2007, which contains financial statements audited by our independent auditors, were mailed to our stockholders prior to the mailing of this Proxy Statement.

A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a stockholder upon written request to: Steven Bell, Corporate Secretary, ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034.

The reports of the Compensation Committee and the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate those portions of this Proxy Statement by reference therein.

Stockholder Proposals

Under the SEC rules, certain stockholder proposals may be included in our proxy statement. Any stockholder desiring to have such a proposal included in our proxy statement for the Annual Meeting to be held in 2009 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034 on or before December 31, 2008.

Where a stockholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034 on or before March 2, 2009, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock (collectively “reporting persons”), to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us. During our most recently completed fiscal year, none of our reporting persons were required to file reports under Section 16(a) because we were not registered under Section 12 of the Exchange Act during 2007.

Other Matters

Our management knows of no matters to be presented at the Annual Meeting other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you send a written request to our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

* * *

Upon request, we will furnish to record and beneficial owners of our common stock, free of charge, a copy of our annual report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2007. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034.

August 1, 2008

Annex A

AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
RESEARCH PHARMACEUTICAL SERVICES, INC.

ReSearch Pharmaceutical Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) and declaring such amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by Section 242 of the General Corporation Law of the State of Delaware were voted in favor of the Certificate of Amendment.

THIRD:  That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

FOURTH:  Part A of Article FOURTH of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“The total number of shares which the Corporation shall have authority to issue is 150,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

“Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and reclassified into a smaller number of shares such that each two to four shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-four range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the Alternative Investment Market of the London Stock Exchange immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this          day of          , 2008.

ReSearch Pharmaceutical Services, Inc.

By:
Name:     Daniel M. Perlman

Title:	Chief Executive Officer and Chairman
of the Board of Directors

A-2

ANNUAL MEETING OF STOCKHOLDERS OF
RESEARCH PHARMACEUTICAL SERVICES, INC.
Wednesday, August 20, 2008
9 a.m. Eastern Time
ReSearch Pharmaceutical Services Inc. Headquarters
520 Virginia Drive
Fort Washington, Pennsylvania 19034
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

RESEARCH PHARMACEUTICAL SERVICES, INC.
Proxy for Annual Meeting of Stockholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Daniel M. Perlman and Steven Bell, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock (and Warrants, as applicable) of ReSearch Pharmaceutical Services, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders of the Company to be held on Wednesday, August 20, 2008 and at any adjournments thereof.
UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTOR, AS SET FORTH IN THE PROXY STATEMENT, “FOR” THE APPROVAL OF CANCELLING THE ADMISSION OF THE COMPANY’S COMMON STOCK FROM TRADING ON AIM, “FOR” APPROVAL OF THE REVERSE STOCK SPLIT, “FOR” APPROVAL OF THE COMPANY’S 2007 EQUITY INCENTIVE PLAN, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITORS OF RESEARCH PHARMACEUTICAL SERVICES, INC. FOR 2008.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE WARRANTS REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF CANCELLING THE ADMISSION OF THE COMPANY’S WARRANTS FROM TRADING ON AIM.
The undersigned acknowledges prior receipt of the Annual Report on the Form 10-K, the Notice of Annual Meeting of Stockholders and the Proxy Statement, and revokes all previously granted Proxies.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

RESEARCH PHARMACEUTICAL SERVICES, INC.	VOTE BY MAIL
520 VIRGINIA DRIVE FORT WASHINGTON, PA 19034	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Capita Registrars Limited, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU, United Kingdom.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

RESEARCH PHARMACEUTICAL SERVICES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FROM CLASS I PROPOSED FOR ELECTION AS DIRECTORS, “FOR” APPROVAL TO CANCEL ADMISSION OF THE COMPANY’S COMMON STOCK AND WARRANTS FROM TRADING ON AIM, “FOR APPROVAL OF THE REVERSE STOCK SPLIT, “FOR” APPROVAL OF THE COMPANY’S 2007 EQUITY INCENTIVE PLAN, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT AUDITORS FOR 2008.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors (STOCKHOLDERS ONLY)

1. ELECTION OF CLASS I DIRECTORS.	☐	☐	☐

NOMINEES:

01) James Macdonald
02) Thomas Armstrong
03) Stephen Stonefield

Vote On Proposal (STOCKHOLDERS ONLY)	For	Against	Abstain

2. To approve cancellation of the common stock of ReSearch Pharmaceutical Services, Inc. from trading on the Alternative Investment Market of the London Stock Exchange.	☐	☐	☐

Vote on Proposal (WARRANT HOLDERS ONLY)	For	Against	Abstain

2-W. To approve cancellation of the warrants of ReSearch Pharmaceutical Services, Inc. from trading on the Alternative Investment Market of the London Stock Exchange.	☐	☐	☐

Vote On Proposal (STOCKHOLDERS ONLY)	For	Against	Abstain

3. To approve the Reverse Stock Split.	☐	☐	☐

Vote on Proposal (STOCKHOLDERS ONLY)	For	Against	Abstain

4. To approve the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan.	☐	☐	☐

Vote on Proposal (STOCKHOLDERS ONLY)	For	Against	Abstain

5. Ratification of the appointment of Ernst & Young, LLP as independent auditors of ReSearch Pharmaceutical Services, Inc. for the 2008 fiscal year.	☐	☐	☐

The Proxies are authorized to vote in their discretion on any other matters that may come before the meeting.

Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, limited liability company, or similar entity, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

For address changes, please check this box and write them on the reverse side where indicated.	☐

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date